UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Arrow Financial Corporation
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250 Glen Street
Glens Falls, New York 12801

March 26, 2021

Dear Shareholder:

You are cordially invited to attend the Arrow Financial Corporation Annual Meeting of Shareholders at 10 a.m. on May 5, 2021. Due to the public health and safety concerns related to the novel coronavirus (COVID-19) pandemic, the Company will host the Annual Meeting virtually via the Internet or by phone. Shareholders will not be able to attend the Annual Meeting in person.

As in the past, our meeting will begin with a review of all voting matters and then feature a short presentation on the Company. Additional details about the Annual Meeting and related voting instructions can be found in the following Notice of 2021 Annual Meeting of Shareholders and related Proxy Statement.

We are proud of the financial performance and remarkable achievements of Arrow Financial Corporation and its Family of Companies over the last year. The Arrow Team’s dedication is the driving force behind our accomplishments and we want to thank our employees for everything they do. Their commitment to improving our customer experience, serving our communities, and delivering value for the organization keeps us competitive and strong.

We are proud to share that we once again delivered record earnings, steady growth, sustained profitability, and credit quality while navigating this challenging interest rate environment and other pandemic-related economic pressures. We remain committed to living our mission for our customers, employees, shareholders and the communities we serve. Our measured and thoughtful approach keeps us focused on the long-term opportunities that will help us toward continued future financial success.

For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our attached proxy materials and Form 10-K Annual Report. Whether or not you plan to attend the Annual Meeting, it is important to us that your shares are represented. We encourage you to vote your shares promptly, and in advance of the Annual Meeting. Thank you.

Sincerely,

/s/ Thomas L. Hoy        /s/ Thomas J. Murphy

Thomas L. Hoy            Thomas J. Murphy
Chairman of the Board        President and Chief Executive Officer

250 Glen Street
Glens Falls, New York 12801

NOTICE OF
2021 ANNUAL MEETING OF SHAREHOLDERS

March 26, 2021

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held on Wednesday, May 05, 2021, beginning at 10 a.m. local time. Due to the public health and safety concerns related to the COVID-19 pandemic, the Company will host the Annual Meeting solely by remote communication virtually via the Internet or by phone. Shareholders will not be able to attend the Annual Meeting in person. Instructions on how to pre-register by the Registration Deadline (11:59 pm EDT on May 5, 2021) and how to participate via the Internet, including how to demonstrate proof of stock ownership, are available at: www.proxyvote.com. Shareholders may vote and submit questions prior to attending the Annual Meeting via the Internet. Please see the Additional Voting Information section of this Proxy Statement for additional important information regarding the virtual Annual Meeting.

The Annual Meeting of Shareholders of Arrow Financial Corporation will consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.The election of four Class B Directors to three-year terms and one Class A Director to a two-year term.

2.Advisory approval of our 2020 executive compensation (“Say on Pay”).

3.Approval of the Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan ("ESPP") to succeed and replace the existing similar plan.

4.Ratification of the selection of KPMG LLP as our independent auditor for 2021.

5.Any other business that may properly come before the 2021 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on March 11, 2021 will be entitled to vote at the 2021 Annual Meeting, or any adjournment or postponement thereof. Please see the Additional Voting Information section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2021 Annual Meeting, as your vote is important. See the attached Proxy Statement for more information on how to vote your shares. Thank you.

By Order of the Board of Directors,

/s/ Peter J. Lareau
Peter J. Lareau
Corporate Secretary

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT TABLE OF CONTENTS

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Arrow Financial Corporation (“Company”), a New York corporation, of proxies to be voted at the 2021 Annual Meeting of Shareholders (“Annual Meeting”) to be held as a virtual-only meeting on May 5, 2021, at 10 a.m., or at any adjournment or postponement thereof.

The release of the Notice Regarding the Availability of Proxy Materials, the Notice of 2021 Annual Meeting of Shareholders, the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (collectively, the “Proxy Materials”) is scheduled to begin on March 26, 2021, to shareholders of record as of the close of business on March 11, 2021. As of the record date, there were 15,529,045 shares of Company common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

To vote, please follow the instructions in the Notice Regarding the Availability of Proxy Materials or in the other Proxy Materials. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who previously requested electronic copies will receive them in that format.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Four Class B Directors to Three-Year Terms and One Class A Director to a Two-Year Term

Summary and Board Recommendation:

The Board of Directors is divided into three classes (A, B and C), with one class to be elected at each Annual Meeting of Shareholders for a term of three years. There are currently four Class A Directors, four Class B Directors, and four Class C Directors. Longtime Class A Director Richard J. Reisman, DMD will retire at the Annual Meeting. To fill the vacancy created by Dr. Reisman’s retirement, the Board has nominated Gregory J. Champion as a Class A Director.

Item 1 at the Annual Meeting is the election of four Class B Directors to three-year terms expiring at the 2024 Annual Meeting of Shareholders and/or until their respective successors are elected and qualified and one Class A Director to a two-year term expiring at the 2023 Annual Meeting of Shareholders and/or until his successor is elected and qualified. The Board has nominated for election Michael B. Clarke, David G. Kruczlnicki, Thomas J. Murphy and Raymond F. O'Conor as Class B Directors and Gregory J. Champion as a Class A Director.

All five nominees were unanimously recommended by the Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any Director or Director nominee and any other persons pursuant to which he or she was selected as a Director or nominee. None of the Directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) for the National Association of Securities Dealers, Inc. ("NASDAQ®") Stock Market, where the Company’s common stock is listed. This rule requires disclosure of agreements or arrangements between a Director and a third party related to the Director's service on the Board.

The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected. Under applicable law and the Company’s Bylaws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

•Vote Recommendation: Your Board recommends you vote “For” each of its five nominees: Gregory J. Champion, Michael B. Clarke, David G. Kruczlnicki, Thomas J. Murphy, and Raymond F. O'Conor.

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Directors, including incumbents. Director nominees are selected based upon the following criteria:

•Individual Strengths: The candidate’s knowledge, skill, experience and expertise
•Board Composition: The objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint, ethnicity, race and gender.
•Succession Planning: Balance among age groups from those who are in mid-career to those nearing or recently entered into retirement

Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics and/or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and his or her interest in the communities served by the Company. Other factors considered by the Governance Committee include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, his or her service record will be an important factor in evaluating the desirability of his or her continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

To identify new candidates for Director, the Governance Committee will employ its own search protocols, seek suggestions from Management and consider any Director nominee proposals it properly receives from shareholders. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting Director nominees for election and in filling Director vacancies. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees for the 2022 Annual Meeting” in the Additional Shareholder Information section.

Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each Director, including his or her areas of strength. No specific minimum qualification standards have been established.

Continuing Class A Directors (terms expiring in 2023)

•Mark L. Behan, age 60, became a Director of the Company on January 1, 2017; he has been a Director of the Company’s subsidiary bank, Glens Falls National Bank and Trust Company (“GFNB”) since 2015. Mr. Behan founded Behan Communications Inc., in 1988; the company is a public affairs and strategic communications firm serving national and regional clients and is an adviser to chief executives in major businesses and non-profit organizations in the Capital Region of New York State. Mr. Behan is a director or trustee of several non-profit organizations. Mr. Behan is also a former newspaper executive with extensive knowledge of the economic, political and community issues of the Capital Region and the Adirondacks. He is a Graduate of Colgate University.

•Elizabeth A. Miller, age 67, became a Director of the Company on January 1, 2017; she has been a Director of GFNB since 2015. Ms. Miller is President and CEO of Miller Mechanical Services, Inc., in Glens Falls and Chair of Doty Machine Works in Fort Edward. She holds bachelor’s and master’s degrees from the College of Saint Rose. Ms. Miller has a strong understanding of the community and its business base, particularly local manufacturing.

•William L. Owens, Esq., age 72, has been a Director of the Company and GFNB since 2015. Mr. Owens is a former U.S. Congressman who represented New York’s 21st District from 2009 to 2014. Prior to his election to Congress, he was a managing partner at Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC, a Plattsburgh, New York law firm, where he practiced business and tax law for more than 30 years. In 2015, he rejoined the firm as a partner and resumed his role as Managing Partner in 2016. He also serves as Senior Advisor for Dentons (formerly McKenna Long & Aldridge, LLP), an international law firm. Mr. Owens holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He has a unique understanding of the North Country, and specifically the Plattsburgh market, and is a leading authority on U.S.-Canada trade issues.

Class A Nominee (term expiring in 2023, if elected)

•Gregory J. Champion, age 66, has served on the Board of Directors of GFNB since April 2018 and on the Board of Managers of Upstate Agency, LLC, another Company subsidiary, since 2019. Mr. Champion was an attorney and Managing Member of the Albany office of Bond, Schoeneck & King, PLLC until his retirement in December 2019. He recently came out of retirement to serve as Executive Vice President, Legal, for Syncromune, Inc., a startup company seeking to develop intratumoral immunotherapy treatment for metastatic cancer patients. Mr. Champion has over 28 years of legal experience, including advising both privately held and publicly traded companies on corporate governance matters and serving as corporate secretary of both privately held and publicly traded companies. He holds a B.A. from St. Lawrence University and a J.D. from Syracuse University College of Law. Mr. Champion's legal background and corporate governance experience with public and private boards of directors will add a valuable perspective to the Board.

Class B Nominees (terms expiring in 2024, if elected)

•Michael B. Clarke, age 74, has been a Director of the Company and a Director of GFNB since 2006. He previously served as a Director of the Company and GFNB from the late 1980s until 1999, before temporarily relocating out of the area. Mr. Clarke has experience in the cement manufacturing industry. He served as President of Glens Falls Cement Company from 1985 to 1999, President and CEO of Lone Star Industries in Indiana from 1999 to 2004, and President of the Midwest Division of Buzzi Unicem, USA, from 2004 to 2005. Mr. Clarke has a bachelor’s degree from McGill University and an MBA from Harvard University. In addition to his executive experience at manufacturing companies, Mr. Clarke has a finance background and a longstanding historical knowledge of the Company.

•David G. Kruczlnicki, age 68, has been a Director of the Company since 1989 and a Director of the Company’s subsidiary bank, Saratoga National Bank and Trust Company (“SNB”), since 2015. He previously served 26 years as a Director of GFNB. Mr. Kruczlnicki is President of a consulting firm that advises nonprofits on business planning and teaches at Siena College, Clarkson University Graduate School, and UNC/Chapel Hill. He was President and CEO of Glens Falls Hospital, a large regional medical center, from 1989 until his retirement in 2013. Mr. Kruczlnicki received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. He also served on the boards of directors of several affiliates of Glens Falls Hospital, numerous other health-related organizations, and Pruyn & Company, a local, privately owned paper company. As a former health care executive, Mr. Kruczlnicki has significant experience overseeing finance and human resources as well as directorship experience from his service as a director of numerous private and regional organizations.

•Thomas J. Murphy, age 62, has been a Director of the Company since 2012 and a Director of GFNB since 2011. He has been CEO of the Company and GFNB since 2013. He became President of the Company and GFNB in 2012 and 2011, respectively, and continues to serve in those positions. Mr. Murphy joined GFNB in 2004 as Manager of the Personal Trust Department after 16 years as a founding partner in CMJ, LLP, a Glens Falls certified public accounting firm. He served in a variety of banking, trust and corporate capacities prior to leading the Company and GFNB. Mr. Murphy holds a bachelor’s degree in Business Administration from Siena College. In January 2021, Mr. Murphy was elected as a Class A Director of the Federal Reserve Bank of New York, one of three Directors representing member banks in the Second District of the Federal Reserve System. His 24 years of public accounting experience and more than 16 years in various management positions with the Company and its subsidiaries provide valuable experience and expertise.

•Raymond F. O’Conor, age 65, became a Director of the Company on January 1, 2017; he has been a Director of SNB since 1996 and Chairman of the SNB Board since 2001. He was a Senior Vice President of the Company from 2009 until his retirement in 2012 and also served as President and CEO of SNB from 1995 until his retirement at the end of 2012. Mr. O’Conor is also a published author and CEO of Saratoga County Capital Resource Corporation, a community development agency. He has an extensive knowledge of community banking, and more specifically, the Company, as a former member of the executive management team.

Continuing Class C Directors (terms expiring in 2022)

•Tenée R. Casaccio, AIA, age 55, has been a Director of the Company since January 2014 and a Director of GFNB since 2010. Ms. Casaccio has served as President of JMZ Architects and Planners, PC, a nationally-certified Women Owned Business Enterprise located in Glens Falls, since 2009. She earned a Bachelor of Architecture degree from Virginia Tech and holds licenses to practice architecture in New York and several other states. Ms. Casaccio has been with JMZ Architects since 1993. She has significant executive experience and a strong understanding of the New York State business climate.

•Gary C. Dake, age 60, has been a Director of the Company since 2003 and a Director of SNB since 2001. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain, and of Stewart’s Processing Corp., an affiliated dairy manufacturing and processing company. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

•Thomas L. Hoy, age 72, has been a Director of the Company since 1996, Chairman since 2004, a Director of GFNB since 1994 and Chairman of GFNB since 2004. He was President of the Company from 1996 to 2012, and CEO from 1997 until his retirement at the end of 2012. In addition, Mr. Hoy was President of GFNB from 1995 to 2011. Mr. Hoy’s more than four-decade career with our organization started in 1974 as a Management Trainee and included various roles in GFNB’s Trust and Investment Division. He also has served on the Federal Home Loan Bank of New York Board of Directors since 2011. Mr. Hoy holds a bachelor’s degree from Cornell University. His expertise in the banking, investment and financial services industries is of great value to the Company.

•Colin L. Read, PhD, age 61, has been a Director of the Company since 2013 and a Director of GFNB since 2010. Dr. Read teaches banking and finance as a tenured full professor in the State University of New York system. He was elected Mayor of Plattsburgh in 2016, serving until January 2021, after three years of service on the Clinton County Legislature. He is a published author, with various contributions to print, online and television media, as well as 12 books on global finance. Dr. Read has a PhD in Economics from Queen’s University, an MBA from the University of Alaska, a law degree from the University of Connecticut, and a master’s degree in Taxation from the University of Tulsa. His expertise in economics and understanding of the Plattsburgh area are key strengths.

Director Compensation:

The Compensation Committee makes recommendations to the full Board regarding Director compensation. The Board itself, however, is responsible for determining the compensation payable to Directors for their services. Amounts paid for service on subsidiary bank boards are considered by the Board in its periodic review of total Director compensation.

Compensation Components
For 2020, there were three basic components of the compensation paid to Company Directors: basic annual retainer, meeting fees and incentive stock-based compensation. Only non-Management Directors receive compensation for their services as Directors. Management Directors (those persons who are also officers) receive no additional compensation for their services as Directors. Therefore, Mr. Murphy, who is both a Director and an Executive Officer of the Company, received no Director compensation in 2020, although he was entitled to reimbursement of any expenses he incurred in connection with his service as a Director.

•Basic Annual Retainer and Meeting Fees for Calendar Year 2020
For 2020, each non-Management Director of the Company received a fixed basic annual retainer fee for serving as a Company Director, as well as a fixed basic annual retainer fee for serving as a Director of one of the Company's subsidiary banks. Non-Management Directors also receive fees for attending meetings of the Company’s board and its committees, as well as for attending meetings of a subsidiary bank’s board and its committees to which they are assigned. A non-Management Director serving as the Chair of the Company's Board or one of its committees, or as the Chair of one of the subsidiary banks' boards or one of its committees, will also receive a supplemental annual retainer fee commensurate with the increased responsibility accompanying such position. Directors that serve on a Company or subsidiary bank committee but do not serve as the Chair thereof do not receive a supplemental annual retainer fee.

The total annual retainer fee, including any supplemental annual retainer fee for service as a Board or committee chair, was paid in two installments in advance of service. One half was paid in November 2019, for the first six-month period January to June 2020. The second half was paid in May 2020 for the second six-month period July to December 2020. Directors who are appointed or elected to the Board in the middle of one of these six-month periods receive a pro rata share of the annual retainer fee receivable by those Directors who serve for the entire period. This fee is paid to new Directors at or about the time their service commences.

Under the Arrow Financial Corporation 2013 Directors’ Stock Plan (“2013 Directors’ Stock Plan”) and its successor, the Arrow Financial Corporation 2020 Directors’ Stock Plan (“2020 Directors’ Stock Plan”), the Board may elect from time to time to pay some or all of the Directors’ fees, including annual retainer and meeting fees, in the form of shares of Company common stock as opposed to cash. In 2020, as in prior years under the 2013 Directors’ Stock Plan, the Board decided to pay a portion of the basic annual retainer fee payable to each non-Management Director for such year in the form of shares of stock under the 2020 Directors’ Stock Plan. Distributions of shares in lieu of cash were made in May 2020 for the six-month period July through December 2020. Distributions of shares in lieu of cash were made in November 2019, and were therefore reported on the 2019 proxy statement, for the six-month period January through June 2020. The number of shares actually distributable to Directors was calculated based on the market price of the Company’s common stock on the date of distribution. All shares distributed under the 2013 Directors’ Stock Plan and 2020 Directors’ Stock Plan in lieu of cash are fully vested and transferable by the recipient Directors on the date of distribution, subject to applicable securities laws and our stock ownership and other guidelines.

The following table sets forth the dollar value of Directors’ fees paid in cash and/or shares of the Company’s common stock to non-Management Directors in 2020 for their service on the Company’s Board, any subsidiary bank board, and committees thereof. The table shows the basic annual retainer fees, any supplemental annual retainer fees for serving as a Board or committee Chair, and fees for Board and committee meetings attended. All changes were approved by the Board at its meeting in January 2020.

BASIC ANNUAL RETAINER FEES
2020	Company	GFNB	SNB
Basic Annual Retainer (a)	$22,000	$16,000	$14,000
Chair of Board	9,000	9,000	9,000
Chair of Audit Committee	7,500	N/A	N/A
Chair of Compensation Committee	5,000	N/A	N/A
Chair of Governance Committee	5,000	N/A	N/A
Chair of Wealth Management Committee	N/A	5,000	N/A
MEETING FEES
Board of Directors (b)	700	500	500
Committee of the Board (b)	550	400	400

(a)For the 2020 retainer fees, $11,000 of the basic annual retainer fee for service as a Director of the Company and $8,000 of the basic annual retainer fee for service as a Director of GFNB and $7,000 of the basic annual retainer fee for service as a Director of SNB were paid in shares of the Company’s common stock. Such payments were made in November 2019 for the January to June 2020 six month period and in May 2020 for the July to December 2020 six month period.
(b)Per meeting attended.

• Director Compensation for 2021
With respect to 2021 Director compensation, the Board determined at its October 2020 meeting to eliminate the payment of meeting fees in favor of an increased annual retainer. This decision reflects the Board's belief that the increased annual retainer will better reflect the time and efforts of the Directors in their service to the Company and was supported by the fact that most Directors had 100% attendance for the past several years and, in part due to the availability of virtual meetings. This decision reflects a trend by the Company's peer banks as determined by the Compensation Committee based on input and research provided by management.

Therefore, beginning January 1, 2021 and until revised by the Arrow Board of Directors, we eliminated the payment of monthly meeting fees and increased the annual retainer. Based on our peer analysis and review with the Compensation Committee, the annual retainers to be paid to non-employee Directors for the calendar year 2021 are noted below, with increases explained in the narrative following:

2021 Director Compensation Table
Annual Retainer	Position
$25,000	Arrow Director
$25,000	GFNB Director
$22,500	SNB Director

$3,000	Member, Audit Committee
$2,000	Member, Compensation Committee
$2,000	Member, Governance Committee
$2,000	Member, NCIA Board and Wealth Management Committee
$2,500	Manager, Upstate Agency

$10,000	Chair, Audit Committee
$7,500	Chair, Compensation Committee
$7,500	Chair, Governance Committee
$7,500	Chair, Wealth Management Committee/NCIA

$10,000	Chair, Arrow Board
$10,000	Chair, GFNB Board
$10,000	Chair, SNB Board

•Director's Deferred Compensation Plan
Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date, subject to certain limits set forth in such plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2020, no Directors elected to defer fees under the plan.

•Incentive Stock-Based Compensation
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2013 Long Term Incentive Plan (“2013 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make grants of stock-based incentive awards to non-Management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of such awards, particularly in the form of stock options for the Company’s common stock, serves an important purpose by further aligning Directors’ interests with those of our shareholders, as stock options only provide value to the holder if the Company’s stock price increases.

Historically, the Board has approved annual grants of a fixed number of stock options to non-Management Directors under the 2013 LTIP (and predecessor plans). These options typically vest ratably over a four-year period, subject to accelerated vesting in the event of a change-in-control of the Company. All Directors’ stock options granted under the 2013 LTIP have a maximum term of 10 years from the date of the grant and are exercisable only while the Director continues to serve in such capacity and, for a short period following termination of service. The Board may elect to accelerate the vesting of options on a case-by-case basis, to extend the period of post-termination exercisability up to the maximum term of the option and has often elected to do so in practice. All options granted to Directors in 2020 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. The exercise price for all stock options granted to Directors in 2020 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date. In recognition of Dr. Reisman's many years of service as a Director, the Board accelerated the vesting of his unvested stock options as of the date of his termination of service and extended the exercise period pursuant to which his options may be exercised to the full exercised period of ten years from the grant date.

In early 2020, the Board granted to each then-current non-Management Director who also was a Director in 2019, a standard annual incentive award for a fixed maximum number of stock options under the 2013 LTIP, subject to downward adjustment in any particular case if the individual Director’s attendance record for meetings of the Company Board and committees during the prior year was less than 100%. Specifically, each eligible non-Management Director received a number of options equal to 1,000, multiplied by the Director’s “meeting attendance ratio” for the prior year, which consists of: (i) the number of meetings of the Company’s Board and its committees on which the Director serves held during the prior year that the Director actually attended, divided by (ii) the total number of such meetings held during the prior year. The number and grant date value of all such options are listed in the “2020 Director Compensation Table” later in this section.

In early 2021, the Board granted to each eligible non-Management Director for their 2020 service a standard annual incentive award of stock options under the 2013 LTIP, generally subject to the usual terms and same maximum amount and downward adjustments, if any, as pertained to the 2020 grants described above.

Stock Ownership Guidelines
In order to better align the interests of Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for non-Management Directors. Under these guidelines, each non-Management Director of the Company is expected to achieve, within five years following his or her election or appointment to the Board, and thereafter to maintain as long as he or she serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director for serving on the Company’s Board. Under normal circumstances, if and for so long as a non-Management Director does not meet this target level of beneficial ownership, restrictions may be placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards previously or subsequently granted to the Director under the 2013 LTIP, predecessor plans or successor plans. The target ownership requirement for each non-Management Director is measured by the Compensation Committee as of each year-end, using holdings valued as of December 31 of such year. Common shares owned outright (including shares held jointly with a spouse) or held through Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Unexercised stock options do not count toward the stock ownership requirement. The independent members of the Board have the discretion to address and approve exceptions.

The Compensation Committee has determined that, at December 31, 2020, all non-Management Directors who have served on the Company's Board for at least five years have met the stock ownership guidelines. Management Directors are subject to a separate policy; for a description, see “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section.

2020 Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiaries to the non-Management Directors of the Company for the fiscal year ended December 31, 2020. Management Directors (who, in 2020, consisted solely of Mr. Murphy) do not receive any compensation for service as Directors of the Company or either of its subsidiary banks. Compensation received in 2020 by Mr. Murphy is reported in the “Summary Compensation Table” within the Executive Compensation section.

Director	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2020 Director Compensation Total
Mark L. Behan	$22,200	$9,500	$4,990	$—	$—	$36,690
Tenée R. Casaccio	24,700	9,500	4,990	—	—	39,190
Michael B. Clarke	26,550	9,500	4,990	—	—	41,040
Gary C. Dake	23,200	9,000	4,990	—	—	37,190
Thomas L. Hoy	28,500	9,500	4,990	—	—	42,990
David G. Kruczlnicki	24,300	9,000	4,990	—	2,512 (d)	40,802
Elizabeth A. Miller	22,800	9,500	3,992	—	—	36,292
Raymond F. O'Conor	24,600	9,000	4,990	—	—	38,590
William L. Owens	21,700	9,500	4,990	—	—	36,190
Colin L. Read	26,550	9,500	4,990	—	—	41,040
Richard J. Reisman (e)	25,800	9,500	4,990	—	4,427 (d)	44,717

(a)Represents the cash portion of Basic Annual Retainer and meeting fees relating to service on Boards and Committees.
(b)Represents that portion of each listed Director’s total 2020 Directors’ fees that were paid in shares of Company stock, in accordance with the 2013 Directors’ Stock Plan. In 2020, fees earned consisted of $11,000 of the Director’s basic annual retainer fee for serving as a Company Director and $8,000 of the Director’s basic annual retainer fee for serving as a Director of GFNB or $7,000 of the Director's basic annual retainer fee for serving as a Director of SNB. For purposes of determining the number of shares of the Company’s common stock distributable to these Directors, the shares are valued at the market price of the Company’s common stock on the date of distribution, in accordance with FASB ASC TOPIC 718. In 2020, the Directors received, as payment of that portion of their basic annual retainer fee regularly payable in such year in shares of Company stock and a distribution of shares on May 28, 2020, at a per share price of $29.45 which represented fees for July through December of 2020. Stock awards for January through June 2020 were paid in November 2019 and were therefore reported on the 2019 proxy statement. As of December 31, 2020, each non-employee Director held the following aggregate number of shares: Behan 3,384 shares, Casaccio 13,346 shares, Clarke 15,044 shares, Dake 34,636 shares, Hoy 206,675 shares, Kruczlnicki 43,475 shares, Miller 27,067 shares, O'Conor 44,480 shares, Owens 8,045 shares, Read 13,236 shares and Reisman 18,159 shares.
(c)Stock options granted to Directors are valued in accordance with FASB ASC TOPIC 718. The stock options were granted January 29, 2020, at a per share exercise price of $34.25, the closing price of our common stock on the date of grant as restated for the 3% stock dividend distributed in September 25, 2020. Options vest ratably over a period of four years following the date of grant. As of December 31, 2020, each non-employee Director held the following aggregate number of vested stock options: Behan 811 options, Casaccio 3,997 options, Clarke 1,655 options, Dake 1,946 options, Hoy 5,202 options, Kruczlnicki 2,250 options, Miller 811 options, O'Conor 811 options, Owens 1,896 options, Read 844 options and Reisman 6,433 options.
(d)Represents interest earned by the listed Director during 2020 on the principal balance of the Director’s account under the Directors’ Deferred Compensation Plan.

(e)In conjunction with his retirement and in recognition of Dr. Reisman's many years of service as a Director, the Board accelerated the vesting of his unvested stock options as of the date of his termination of service and extended the exercise period pursuant to which his options may be exercised to the full exercised period of ten years from the grant date.

Voting Item 2 – Advisory Approval of Our 2020 Executive Compensation ("Say on Pay")

Summary and Board Recommendation:

Item 2 is a proposal to approve on an advisory basis the Company’s 2020 executive compensation (“Say on Pay”), as described in the Compensation Discussion and Analysis section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say on Pay is an advisory proposal, so the Company is not required to take any action as a result of this vote. However, the Compensation Committee will be asked to review the results of the shareholder vote to determine if any additional action is required, and it will carefully consider the results as part of its regular review and recommendations regarding executive compensation.

The Say on Pay advisory vote taken at the 2020 Annual Meeting of Shareholders was approved by shareholders. Approval of Say on Pay will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Company’s executive compensation, or Say on Pay.

Say on Pay Details:

The Company believes its executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with shareholders. Please see the "Compensation Discussion and Analysis" section for more information on compensation decisions and practices. As noted in the "Compensation Discussion and Analysis" section, the Company takes a conservative and consistent approach to its executive compensation program. We believe the program ties executive compensation in an appropriate way to corporate and individual performance in order to drive Company growth and shareholder value. We also believe the compensation programs, in total, use responsible and reasonable methods to motivate, retain and reward the NEOs. This approach helps the Company promote long-term profitability within acceptable risk parameters. The Company's key practices are highlighted below:

•Say on Pay: Following the frequency of Say on Pay advisory shareholder vote at the 2020 Annual Meeting of Shareholders, the Board determined its current intention to include an advisory vote, consistent with the 2017 frequency of Say on Pay advisory shareholder vote, on executive compensation every year in its proxy statement. This will provide annual feedback from shareholders on the Company's pay practices.
•Employment Agreements: Consistent with shareholder advisory guidance, the Company's executive employment agreements provide for change of control "double trigger" severance benefits upon a termination of employment without cause or by the executive for good reason by applying the applicable multiple of two to three times to the sum of base pay plus target bonus for the relevant year instead of applying the multiple to the executive average annual taxable compensation for the five-year period prior to the change of control.
•Conservative: Total executive compensation is conservative as compared to industry standards and the Company's peer group.
•Balanced: The Company's annual bonus plan is a balanced program based on quantitative and qualitative assessment of both the Company’s and the individual executive’s performance. In past years when targeted financial performance was not fully achieved, individually or company-wide, based on either objective or subjective standards, or both, bonuses were materially reduced or not awarded at all, in some cases even if threshold levels of performance were in fact achieved.
•Annual Review: The annual bonus is based on goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.

•Shareholder Aligned: Long-term equity-based incentives, such as stock option awards and restricted stock units ("RSUs"), recognize and encourage an alignment of executives' goals over the long term with those of the shareholders. Awards provide for vesting over a three- to four-year period, which may be incremental or cliff vesting. Stock option awards, even at the highest executive level, are generally modest. Exercise prices are determined based on the closing price of the Company’s stock on the day of grant. Stock options only have value if the Company’s stock price increases.
•No Backdating or Reloading: The 2013 LTIP under which Company stock options are granted does not permit “backdating” or “reloading” of option grants. Downward repricing of our outstanding stock options is not permitted without shareholder approval.
•Ownership Requirements: NEOs are required to own specific amounts of our stock based on their annual salaries.
•No Tax Gross-Up: The Company does not have tax gross-up plans for NEOs.
•No Golden Parachutes: The Company does not have "golden parachutes" for NEOs; the top change-in-control payment is capped consistent with limits in the Internal Revenue Code so as to prevent the triggering of excess parachute taxes on the Company.

Voting Item 3 – Approval of the Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan

Summary and Board Recommendation:

On January 27, 2021, the Board of Directors approved the Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan (the ”Plan”) and reserved 200,000 additional shares of the Company’s common stock for issuance thereunder, such that, if the Plan is approved, 400,000 total shares will be reserved under the Plan, subject to issuances prior to the effective date of the Plan. The Plan amends and restates in its entirety the Company’s 2011 Employee Stock Purchase Plan (the "Original Plan”). The principal reason for the recommended adoption of the Plan is that the Original Plan will expire in accordance with its terms on August 15, 2021. The Board continues to believe that the maintenance of an employee stock purchase plan is in the best interests of the Company because it aligns the interests of the participants with that of the Company’s shareholders. The Plan will become effective upon approval by the Company’s shareholders. If the Plan is not approved by the Company’s shareholders at the Annual Meeting, the Original Plan will continue in effect until its expiration, unless earlier terminated in accordance with its terms.

Approval of the Plan will require the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

•Vote Recommendation: Your Board of Directors recommends that you vote ”For” the approval of the Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan.

Summary of the Plan. The principal features of the Plan are summarized below. The complete text of the Plan is set forth in Annex A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the Plan and is subject in all respects to the provisions contained in the complete text.

General. The Plan will generally operate in the same way that the Original Plan now operates. Essentially, the same people are permitted to participate (regular employees who have attained age 18 and been employed by the Company or one of its subsidiaries for at least one month, Directors and advisory directors of the Company or its subsidiaries, and certain retirees), and the terms upon which they participate in the Plan will be similar to the terms governing participation under the Original Plan. In general, participants will make contributions of cash to the Plan, which contributions are then used to purchase shares of Common Stock from the Company, at a discount from the then-current market price of the Common Stock. Key differences in the Plan as compared to the Original Plan are: (i) while the Original Plan has a maximum term of ten years, the Plan does not expire on a determined date, and will instead continue until all reserved shares have been purchased, unless earlier terminated; and (ii) while the maximum discount from market price on the Common Stock purchased under the Original Plan is five percent, the Plan provides that such discount shall be five percent, or such greater or lower percentage as may be determined from time to time by the Compensation Committee.

Purpose. The primary purpose of the Plan is to provide our regular employees, Directors and advisory directors with an incentive to work for the continued success of the Company by encouraging them to acquire the Company’s stock in order to align their interests with that of the Company’s shareholders.

Administration. The Plan will be administered by the Compensation Committee. As administrator, the Compensation Committee will have full power to interpret the Plan and its decisions will be final and binding.

Shares Eligible for Purchase. As of February 28, 2021, there were 59,474 shares of Common Stock remaining reserved for issuance under the Original Plan. At the time that the Plan becomes effective, all reserved shares available for issuance under the Original Plan shall be rolled over into the Plan, and new shares will be added to the Plan such that 400,000 total shares will be reserved under the Plan, subject to issuances prior to the effective date of the Plan, and further subject to adjustment in the event of certain subsequent changes in the number of outstanding shares, e.g., stock splits, stock dividends, etc. All shares will be purchased from the Company and will consist of authorized but unissued shares or shares held in the treasury of the Company. If the Plan were made effective February 28, 2021, 259,474 shares would have remained eligible for purchase under the Plan as of such date.

A table setting forth certain information regarding Arrow's equity compensation plans as of December 31, 2020 can be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2020, under the caption “Equity Compensation Plan Information.”

Participation. The following categories of persons are eligible to participate in the Plan: (1) all regular employees who are 18 years of age or older and who have been employed by the Company or one of its subsidiaries for at least one month; (2) all Directors of the Company or its subsidiaries; (3) all members of the regional and community development boards of the Company or its subsidiaries; and (4) certain eligible retired employees and directors who are participating in the Plan when they retire (as defined in the Plan). As of February 28, 2021, approximately 509 regular employees, 18 Directors, 23 advisory directors and 55 retirees were eligible to participate in the Plan.

If the Plan is approved by the Company’s shareholders and becomes effective, any person who was then participating in the Original Plan at the time the Original Plan is amended and restated by the Plan will automatically continue his or her participation in the Plan without necessarily meeting the eligibility requirements under the Plan at that time, and will continue to participate in the Plan as an employee, director, advisory director or retiree, subject to the terms and conditions of the Plan, until his or her participation terminates. If the Plan is not approved by the Company's shareholders, the Original Plan will continue in effect in accordance with its terms until its expiration or earlier termination.

Contributions. Participants contribute regular amounts to the Plan, through payroll withholdings (for employees) or regular withdrawals from their deposit accounts or fees payable to them (for other participants). There are limits on contributions, which are determined from time to time by the Compensation Committee.

Purchase Price; Investment in Shares. As administrator, the Compensation Committee determines from time to time the purchase price for shares of our stock purchased under the Plan, including the discount from current market price that may apply from time to time. The discount for purchases under the Plan is five percent, or such greater or lower percentage as may be determined from time to time by the Compensation Committee. The discounted price applies to only a limited amount of a participants’ periodic contributions; purchases over that limit are effected at 100% of the current market price of our stock (i.e., on a non-discounted basis). Contributions are accumulated each month by the administrator or its agent for all of the participants and invested in shares acquired from the Company at the appropriate purchase price or prices. Acquired shares are held in Plan accounts for the participants until distributed or sold at their request into the market.

Amendment or Termination of the Plan. The Board in its sole discretion may amend or terminate the Plan at any time. No such amendment or termination may adversely affect the rights or interests of existing participants with respect to the shares then held in their accounts. If any amendment of the Plan requires shareholder approval under any applicable law or regulation, including the rules and regulations of the Securities and Exchange Commission or an applicable securities exchange, the amendment will not be effective unless and until such approval is received. The Plan will continue until all reserved shares have been purchased unless earlier terminated.

New Plan Benefits. Because benefits under the Plan will depend on the extent to which eligible persons elect to participate and the fair market value of our stock at various future dates, it is not possible to determine the benefits that will be received by our Directors, advisory directors, Executive Officers or other employees under the Plan if the Plan is approved by the shareholders.

Aggregate Past Fiscal Year Participation Under the Original Plan. As of December 31, 2020, the following table shows information regarding participation in the Original Plan among the groups identified below.

Participant Group	Participation Level/Range	Number of Shares Purchased
Directors and Advisory Directors	$50- $12,000	6,889.37
Employees	$5 - $2,000	9,708.78
Eligible Retirees	$5 - $800	1,430.05
Total for all Participants	$5 - $12,000	18,028.20

Tax Consequences to Participants. Generally, participants in the Plan will be required to recognize and report, as income, the amount by which the purchase price for shares purchased on their behalf under the Plan is less than the market price for those shares on the date of each purchase. The tax basis of shares purchased for a participant will be equal to the purchase price paid for such shares plus the amount of income recognized by the participant in connection with the purchase. The holding period for tax purposes for shares purchased for a participant will begin on the date the administrator purchases the shares and enters them in the participant’s account.

Upon any resale by an account holder or by the administrator on behalf of an account holder of shares acquired for the holder’s account through the Plan, any gain or loss realized by the holder will be treated as gain or loss in connection with the sale or exchange of a capital asset. Generally, long term capital gain (i.e., gain recognized on assets that have been held by a taxpayer for at least one year) is taxed at a lower tax rate than ordinary income.

Tax Consequences to the Company. To the extent a participant recognizes income in connection with a purchase of shares under the Plan at a discounted purchase price, the Company will be entitled to a corresponding deduction for federal income tax purposes if the Company satisfies applicable income tax withholding requirements with respect to such income.

Voting Item 4 – Ratification of the Selection of KPMG LLP as Our Independent Auditor for 2021

Summary and Board Recommendation:

The Audit Committee of the Board has selected the independent registered public accounting firm, KPMG LLP ("KPMG"), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The selection process included a thorough review of KPMG’s performance in prior years, the quality and expertise of the KPMG management team, its understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged, and its familiarity with the Company’s internal controls and accounting policies and practices.

Although Company Bylaws do not require the selection of the independent registered public accounting firm be submitted to shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote, but they may take it into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Ratification of the selection of KPMG will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent auditor of the Company for the fiscal year ending December 31, 2021.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2020 and 2019, by the Company’s independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG for the specified year for tax preparation and consulting services.

Categories of Service	2020	2019
Audit Fees	$617,870	$585,620
Audit-Related Fees	—	—
Tax Fees	104,100	81,600
All Other Fees	—	—
Total Fees	$721,970	$667,220

Audit Committee Report

Each member of the Audit Committee qualifies as independent under both the NASDAQ standards for independent directors and the more rigorous Securities and Exchange Commission (“SEC”) standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board and is reviewed annually by the Committee. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com/corporate/governance.

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility for auditing these consolidated financial statements. KPMG reports directly to the Audit Committee, and they meet on a regular basis. The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, and has discussed with KPMG the matters required to be discussed by professional standards. Based on this review and discussion, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its subsidiaries, and Management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2021 and the scope of its work. The Audit Committee has also discussed with KPMG the firm’s assessment of the Company’s internal controls and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 1301, “Communications with Audit Committees.” The Audit Committee has received and discussed the written disclosures and the letter from KPMG required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with its independence.

Colin L. Read, Chair
Michael B. Clarke David G. Kruczlnicki
Elizabeth A. Miller Richard J. Reisman

Corporate Governance

The Board’s Corporate Governance Guidelines provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company is managed under the direction and oversight of the Board. The Board appoints the CEO, who is responsible for the day-to-day operation of the Company. The Board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its shareholders.

At least once each year, the Board will review the Company’s long-term strategic plans and future key issues. The Board may elect a Lead Director from the independent Directors of the Company to serve as a liaison between the Board Chair and the independent or non-Management Directors and to have such other duties and responsibilities as shall be determined by the Board, including chairing the Executive Sessions of the independent Directors.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. A majority of Directors must meet the criteria for general Board independence as required and defined by NASDAQ. Directors generally must satisfy certain other applicable laws, rules and regulations.

The Board’s membership is divided into three classes, equal in number. One class is elected each year by the Company’s shareholders to a term of three years. The Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent Directors. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules described below under the heading “Shareholder Submissions of Director Nominees for the 2022 Annual Meeting” in the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. When evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers, in addition to past performance, each such Director’s attendance record for meetings of the Company’s Board, its subsidiary banks’ boards and committees on which the Director serves, as applicable. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insights into the Company and its operations typically expand and deepen over time. When evaluating whether incumbent Directors should be renominated, the Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, the same general qualities and attributes, such as suitability, character, general experience and background that it applies to new candidates for Director. Additionally, the Company’s Bylaws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

Currently, the Board leadership structure separates the roles of Chairman and CEO. Mr. Hoy, the Company's former CEO who retired in 2012, serves as Chairman due to his longstanding experience with the Company, along with his strong leadership capability and banking expertise. Mr. Murphy, the Company's President and CEO, is the only member of the Board who is also an employee of the Company. The Board continues to believe this structure is in the best interest of the Company.

The Company has a Board comprised largely of Directors who qualify as “independent” under the NASDAQ general independence guidelines. Under the Corporate Governance Guidelines, independent Directors, acting as a group, periodically appoint one of their own to serve as Lead Director. The Lead Director chairs the Board’s Executive

Sessions, discussed further in “Board Committees” later in this section. The Lead Director also serves as a liaison between the Chair and the independent Directors. Mr. Owens began serving as Lead Director at the 2017 Annual Meeting. We believe that oversight by the Lead Director, combined with the Company’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of Board leadership. The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for the Company and shareholders.

Board Committees:
The Board has three standing committees whose membership and responsibilities must meet certain NASDAQ and SEC requirements. These standing committees are the Audit, Compensation and Governance Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more Directors, as well as non-Directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Committee Membership
The Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual Directors and the specific requirements, if any, of NASDAQ and the SEC for service on such committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a committee should be subject to term limits. All members of the three standing Committees are independent Directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Compensation Committee	Governance Committee
Mark L. Behan		X
Tenée R. Casaccio(a)
Michael B. Clarke	X	X
Gary C. Dake		X	Chair
David G. Kruczlnicki	X	Chair
Elizabeth A. Miller	X		X
William L. Owens		X	X
Colin L. Read	Chair		X
Richard J. Reisman(b)	X

(a) Although Ms. Casaccio served on the Governance Committee in 2020, she no longer serves in such capacity due to independence criteria.
(b) Dr. Reisman's committee membership will terminate upon his retirement from the Board at the 2021 Annual Meeting.

Each of the three standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the Committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the Committee. Each has the power to hire, at the Company’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the Committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

Committee Descriptions
A description of each of the three standing Committees, as well as the Executive Committee, follows:

•Audit Committee: Dr. Read is Chair of the Audit Committee; he has served in this role since the beginning of 2020. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, financial and legal compliance; and provide a means of communication among the independent auditors, Management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and Company insiders and their related parties, such as any transactions with an individual Director or business entity in which the Director has a controlling or material interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor. The Audit Committee met four times in 2020, and all then-serving members attended each of these committee meetings. For additional information, see the Audit Committee Report section.

•Compensation Committee: Mr. Kruczlnicki is Chair of the Compensation Committee; he has served in this role since 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering the Company's Executive Officers, including the CEO, subject to full Board approval, where appropriate. The Compensation Committee also periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Company’s Board, the boards of its subsidiary banks, and committees thereof. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met two times in 2020, all then-serving members attended these meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

•Governance Committee: Mr. Dake is the Chair of the Governance Committee; he has served in this role since 2017. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees, including incumbent nominees, and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies concerning corporate governance; reviewing annually and reporting to the Board regarding the independence of Company Directors and satisfaction by the Board and committee members of applicable requirements or qualifications; reviewing annually and reporting to the Board regarding the performance of the Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for Directors, Executive Officers and employees and with respect to the Company's committee charters; and reviewing Director training initiatives. The Governance Committee met two times in 2020, and all then-serving members attended each of these meetings.

•Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the Committee is not authorized pursuant to the Bylaws to make submissions to shareholders requiring shareholder approval, fill vacancies on the Board or any of its committees, fix compensation of the Board, make changes to the Bylaws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair, Chairs of the three Board Committees, and the Chair of the GFNB/SNB Joint Wealth Management Committee, who is also a Director of the Company. In 2020, the Executive Committee did not hold any meetings since all matters were able to be addressed during meetings of the full Board and/or its standing committees.

Executive Session
In addition to regular Board and committee meetings, Directors meeting the general independence test under NASDAQ meet on occasion in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current members of Management are in attendance during these sessions, which are chaired by the Lead Director. Generally, the Lead Director will poll independent Directors prior to or in connection with each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held. Due to the expectation of confidentiality that characterize Executive Sessions, typically official records are not maintained during the Executive Sessions unless a binding corporate decision or action is taken. The independent Directors held five Executive Sessions in 2020.

Attendance
In 2020, the Board had four regularly scheduled meetings, one special Board meeting and eight separate committee meetings. There was 100% attendance at all Board meetings, and all then-current Board members met the requirements of Item 402(b) of the SEC’s Regulation S-K by attending more than 75% of the meetings to which they were invited. Eight of the twelve then-current Directors attended the 2020 Annual Meeting of Shareholders.

Code of Ethics
The Governance Committee has adopted a Business Code of Ethics which applies to all Directors, officers and employees of both the Company and its subsidiary banks. The Business Code of Ethics addresses a wide range of issues and is intended to satisfy the requirements for a code of conduct set forth in the listing standards issued by NASDAQ. Additionally, the Governance Committee has adopted a Financial Code of Ethics which applies to the Company’s CEO, Chief Financial Officer ("CFO"), principal accounting officer, controller and any other officers who perform similar functions. The Financial Code of Ethics complies with the SEC’s requirements for a code of conduct established under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as copies of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available on our website at www.arrowfinancial.com on the “Corporate Governance” page. The Company intends to post on that page any substantive amendment to, or waiver granted from, the Financial Code of Ethics or Business Code of Ethics that relates to any element of such code enumerated in Item 406(b) of Regulation S-K within four business days of such amendment or waiver.

Director Independence:
Under applicable law and regulation, it is the responsibility of the Board to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

Under the NASDAQ listing standards, a majority of the members of the full Board must meet a general independence requirement. The Board has determined that the following Company Directors currently meet this requirement: Behan, Clarke, Dake, Hoy, Kruczlnicki, Miller, O'Conor, Owens, Read and Reisman. Director Murphy is not independent due to his position as the Company President and CEO. Director Casoccio is not independent for the reasons noted below. Director nominee Mr. Champion will be considered an independent director if elected to the Board of Directors.

In making its independence determinations for individual Directors, the Board considers transactions and relationships between (i) the Company and its subsidiaries, and (ii) the Director and/or his or her immediate family or any businesses he or she controls. The Board considers the objective tests for Director independence set forth in the NASDAQ listing standards and other regulatory guidelines for such transactions and relationships, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify such Director under applicable regulatory guidelines. In its review of Director independence at year-end 2020, the Board considered the following 2020 transactions between the Company and the following individual Directors:

•Ms. Casaccio is President and part-owner of JMZ Architects and Planners, PC ("JMZ"), an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project is ongoing, and in 2020 payments to JMZ totaled approximately $905,000. Given the level of payments to JMZ, Ms. Casaccio will not be deemed to be an independent director. Ms. Casaccio will not continue to serve on any of the Board’s committees. See “Related Party Transactions” later in this section for further information on these business transactions.

•Mr. Dake is President of Stewart’s Shops Corporation ("Stewart's"), a large, private company that owns and operates a regional chain of convenience stores. During 2020, Arrow Financial Corporation's subsidiary banks made approximately $241,000 in payments to Stewart’s for rent and incidentals for leased space at market rates and other immaterial purchases. This amount is less than 0.01% of the annual gross revenue of Stewart’s, which exceeds $1.7 billion. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ listing standards and that the Company’s relationship with Stewart’s and Mr. Dake did not compromise his independence. See “Related Party Transactions” later in this section for further information on these business transactions.

•Mr. Owens is Managing Partner at the law firm of Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC (“Stafford Owens”). During 2020, the Company’s subsidiary bank GFNB made $123 in payments to Stafford Owens for legal services rendered by the firm to or on behalf of GFNB. Additionally, Stafford Owens received approximately $9,475 in total payments from certain GFNB loan customers in connection with its representation of GFNB at loan closings. The Board determined that the total payments received by Stafford Owens from all sources in connection with the firm's representation of GFNB in 2020 were well below the objective limits for general Director independence set forth in the NASDAQ listing standards and the relationship did not compromise Mr. Owen's independence.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2020. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee is party to any related party transactions with the Company requiring disclosure by us hereunder except Director Dake (see “Related Party Transactions” later in this section).

In addition to meeting NASDAQ general independence standards applicable to Directors, the Directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements, some of which may be more rigorous than the general standards. The Board has determined that Directors Clarke, Kruczlnicki, Miller, Read and Reisman, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Clarke, Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Further, the Board has determined that Directors Behan, Clarke, Dake, Kruczlnicki and Owens, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ and the SEC for Compensation Committee members.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve certain transactions or relationships between the Company and its “related parties,” including Directors and Executive Officers, as well as their immediate family members and controlled companies, if such transactions or relationships in any year will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from the Company's subsidiary banks to Directors and Executive Officers, their families and controlled businesses, and other related parties, are generally exempt from the above described preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O.

2020 Transactions with Related Parties
During 2020, several Directors and Executive Officers and/or their related parties had outstanding loans from one or both of the Company's subsidiary banks in amounts of $120,000 or more. All such loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of December 31, 2020, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

A summary of the transactions in 2020 between the Company and a related party that involved an aggregate dollar amount in excess of $120,000 follows.

Under multi-year lease agreements between the Company’s subsidiary banks and Stewart’s, a private company that owns and operates a regional chain of convenience stores, the banks operate four bank offices (two GFNB and two SNB) in premises owned by Stewart’s in which Stewart’s convenience stores are also located. Director Dake is the President of

Stewart’s. The Company paid rent and incidental expenses to Stewart’s under these leases in the total amount of approximately $212,000 during 2020. This amount is approximately 0.01% of the annual gross revenue of Stewart's, which exceeds $1.7 billion. One GFNB lease currently has a ten-year term, with one renewal option for an additional ten-year term. A second GFNB lease has an original duration of 5 years, with a renewal option for two additional five-year terms. The two SNB leases have a current term of one year, expiring in 2021. These four bank offices are in high-traffic locations. In connection with its approval of the leases, the Board determined that the terms of the leases were, in its opinion, no less favorable from the Company’s perspective than could be obtained by it from a non-related party for comparable premises in an arms-length transaction.

Director Read was elected Mayor of the City of Plattsburgh ("City") effective January 1, 2017 and held such office until January 1, 2021. GFNB purchased four municipal bonds from the City in 2017 as part of its regular portfolio transactions. As of December 31, 2020, there was $3,575,000 in outstanding principal amount under these bonds, which was equal to the maximum principal outstanding during 2020. During 2020, under these bonds and consistent with the bond terms, the City paid aggregate interest to both GFNB and SNB in the aggregate amount of $94,875. Interest rates for the bonds are 2.250%, 2.375%, and two at 3.000%.

Director Casaccio is President and part-owner of JMZ, an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project has continued, and in 2020 payments to JMZ totaled approximately $905,000. The terms of the engagement from GFNB’s perspective were no less favorable than terms the Company could have obtained from a non-related party for comparable services in an arms-length transaction.

Board Risk Oversight:

The Board has responsibility for the oversight of risk management within the Company. The Board and its committees regularly discuss and review with Management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor Company exposure to these risks and the controls adopted to mitigate such risk exposure. In particular, since the outbreak of COVID-19 in early 2020, the Board has been closely monitoring the operational, financial and strategic risks associated with the pandemic. The Board has received regular reports from Management regarding the pandemic, its impact on the Company, and the Company’s response. The goals of this response include mitigation of risk to the Company, protection of the health of Company employees, customers and communities, and continuation of the Company’s strategic objectives in an evolving marketplace.

The Board Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

a.Audit Committee: Reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

b.Compensation Committee: Reviews all aspects of the compensation paid to Executive Officers, Directors and employees in general. The Committee assesses the ways, if any, in which any aspect of its executive compensation program may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks.

c.Governance Committee: Focuses on the management of risks associated with Board organization, membership and structure, through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company, and its periodic review of Board practices and policies concerning corporate governance and the Board’s performance.

In addition to these Board Committees, the Company has an Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify, and manage on a holistic basis, potential and actual risks that may affect the Company. It is based on principles in the "Enterprise Risk Management – Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and other regulatory guidance. The Board receives periodic reports from the ERM Committee, which is chaired by the Chief Risk Officer ("CRO") and includes senior and other designated managers as appropriate. The CRO's primary function is to oversee risk management as well as regulatory and compliance requirements. The CRO reports directly to the Company President and CEO. Arrow employs an in depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. The Company employs a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Arrow has implemented and regularly reviews and updates extensive systems of internal controls and procedures as well as corporate governance policies and procedures intended to protect its business operations, including the security and privacy of all confidential customer information.

Environmental, Social and Governance Practices:

Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our stockholders, customers and team members. We believe that environmental, social and governance (ESG) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner.

In March 2020, the World Health Organization recognized COVID-19 as a pandemic. Arrow continues to manage its COVID-19 response with health and safety concerns as a top priority. Throughout 2020, the Business Continuity Task Force, representing leadership from across the organization, focused on maintaining protocols that have allowed Arrow to continue operations. Arrow actively monitors developments, and if future restrictions are imposed, is confident in its ability to continue to provide essential banking services and meet customer needs.

Shareholder Communications with the Board of Directors:

Any shareholder communication that is sent generally to the Company or the Board is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any such shareholder communication that is directed to an individual Director, Directors or a committee of the Board will be forwarded by the Corporate Secretary to such Director(s) or committee. The Corporate Secretary will retain and make available all such communications for review by the appropriate parties and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to the Board, to an individual Director or Directors, or to a particular committee of the Board by directing such communication either by email to corporatesecretary@arrowbank.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. If a shareholder intends such communication to be delivered to an individual Director, specific Directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Company's Named Executive Officers for 2020 were Thomas J. Murphy, President and CEO; Edward J. Campanella, Senior Vice President, Treasurer and CFO; David S. DeMarco, Senior Vice President and Chief Banking Officer ("CBO"); David D. Kaiser, Senior Vice President and Chief Credit Officer ("CCO"); and Andrew J. Wise, Senior Vice President and Chief Operating Officer ("COO").

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of March 11, 2021, the record date for the 2021 Annual Meeting, for each Director, Director nominee and NEO of the Company, as well as for all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of the record date through the exercise of any option, RSU, warrant or right. There were 15,529,045 shares of the Company's common stock outstanding as of that date.

Name	Number of Shares Owned (a)		Options Exercisable Within 60 Days	Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (b)
Mark L. Behan	3,602		1,606	5,208	*
Edward J. Campanella	470		5,578	6,048	*
Tenée R. Casaccio	13,690		5,074	18,764	*
Gregory J. Champion	1,889		—	1,889	*
Michael B. Clarke	15,116	(c)	2,732	17,848	*
Gary C. Dake	35,018		3,023	38,041	*
David S. DeMarco	29,862		19,462	49,324	*
Thomas L. Hoy	206,157	(d)	6,279	212,436	1.37%
David D. Kaiser	15,973	(e)	28,571	44,544	*
David G. Kruczlnicki	43,709		3,327	47,036	*
Elizabeth A. Miller	27,392	(f)	1,555	28,947	*
Thomas J. Murphy	56,739		30,913	87,652	*
Raymond F. O’Conor	44,312		1,606	45,918	*
William L. Owens	9,828		1,383	11,211	*
Colin L. Read	13,590		1,921	15,511	*
Richard J. Reisman	18,433		7,510	25,943	*
Andrew J. Wise	1,735		6,550	8,285	*
Total Shares of Directors, Director Nominee and Executive Officers as a Group (17 people)	537,515		127,090	664,605	4.28%

(a)The Company has rounded partial share holdings for purposes of the table data.
(b)The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.
(c)Includes 13,858 shares held directly by Director Clarke’s wife in a revocable trust.
(d)Includes 5,521 shares held directly by Director Hoy’s wife and 3,024 shares held by Director Hoy’s wife in an individual retirement account.
(e)Includes 3,579 shares held in the Kaiser Family Trust.
(f)Includes 5,892 shares held in the Miller Family Partnership, L.P.

5% Shareholders:
The following table sets forth the beneficial ownership of the Company’s common stock as of March 11, 2021, the record date for the 2021 Annual Meeting, by the two holders known by us to be beneficial owners of more than 5% of the outstanding shares of the Company's common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,125,509	(a)	7.25%	(b)
The Vanguard Group 100 Vanguard Blvd. Malver, PA 19355	779,459	(c)	5.02%	(b)

(a)The listed number of shares of the Company’s common stock by BlackRock, Inc. ("BlackRock") is based solely upon a Schedule 13G, Amendment No. 11 filed by BlackRock on January 28, 2021 with the SEC. In that schedule, BlackRock reported that as of December 31, 2020, it had sole dispositive power over all such shares and the sole voting power with respect to 1,104,070 shares. BlackRock is an asset management company that provides asset management services to numerous mutual funds.
(b)Percentage based on 15,529,045 shares of the Company's common stock outstanding on March 11, 2021.
(c)The listed number of shares of the Company’s common stock by The Vanguard Group ("Vanguard") is based solely upon a Schedule 13G, filed by Vanguard on February 10, 2021. In that schedule, Vanguard reported that as of December 31, 2020, it had sole dispositive power over 752,407 such shares, shared dispositive power of 27,502 such shares, sole voting power over no such shares and shared voting power over 12,159 such shares.

The Company's subsidiary banks, GFNB and SNB, in their capacities as fiduciary of numerous accounts in their respective Wealth Management departments, including, in the case of GFNB, as trustee of the Company's Employee Stock Ownership Plan (“ESOP”), held between them 1,718,313 shares of the Company's common stock, or 11.07% of the total shares outstanding and entitled to vote on the record date. However, GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of the Company's common stock outstanding and entitled to vote on the record date.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer compensation philosophies, programs, process, decisions, and other relevant information. It is organized as follows:

•Overview
•Philosophy and Program
•Process
•Decisions
•Other

Overview:

The following section provides an overview of our business, 2020 performance, and our key compensation actions.
Business Environment and Performance
Like most financial institutions, we navigated a challenging interest rate environment and other pandemic-related economic pressures in 2020. Despite these challenges, we once again delivered record earnings, steady growth, sustained profitability, and excellent credit quality. We remain committed to living our mission for our customers, employees, shareholders and the communities we serve. Our measured and thoughtful approach keeps us focused on long-term opportunities that will help us toward continued future financial success.

The economic events related to the COVID-19 pandemic, specifically elevated unemployment and the temporary mandated closure of nonessential business, may impact the ability of our borrowers to satisfy their obligations. Many of the commercial and commercial real estate loans of our banks, included in our banks' loan portfolios, are in industries that have been heavily impacted by the COVID-19 pandemic. In 2020, Arrow originated over 1,400 Small Business Administration Paycheck Protection Program (PPP) loans totaling approximately $142.7 million. The PPP loans have an interest rate of 1% and Arrow expects to earn approximately $5.6 million in fees related to the origination of these loans.

The Company’s conservative business model emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. Although we slightly underperformed comparable benchmarks for shareholder return performance in 2020, our three- and five-year shareholder returns well exceeded the same group. Summary results for the fiscal year ended December 31, 2020, include:

In addition to our total shareholder return performance, we also highlight several important financial achievements in 2020.

2020 Returns	2020 Growth	2020 Asset Quality
A 3% stock dividend was distributed to shareholders during 2020.

Cash dividends paid effectively increased 3%.

Return on average equity (ROE) of 12.77%, as compared to 13.17% for 2019

Return on average assets (ROA) of 1.17%, compared to 1.24% for 2019.

Total assets increased to a record high of $3.689 billion. The loan portfolio increased 8.8% to a record high of $2.6 billion. Total deposit balances grew 23.6% to $3.2 billion.
Asset quality remained strong, nonperforming asset performance was 0.18% (as a percent of total assets as of December 31, 2020) consisent with December 31, 2019.

Allowance for net loan losses represented 1.13% of period-end loans as of December 31, 2020.

Compensation Program Overview
Our compensation program includes several integrated elements designed to retain and appropriately award our NEOs, enhance the long-term profitability of the business within acceptable risk parameters, align the financial interests of our NEOs with the interests of our shareholders, and support a total rewards approach to executive compensation. Below is a short listing of the elements of pay and their relative magnitude for our CEO and other NEOs.

Key Compensation Decisions and Actions
The business environment and our performance impacted various compensation decisions. The following is a summary of key decisions and actions regarding executive compensation in 2020 and early 2021.

•Base Salary Adjustments: The Compensation Committee approved merit and market-based salary increases for each NEO in January of 2020.
•Short-Term Incentive Plan (“STIP”) Awards: In January of 2021, awards were made to our NEOs based on the achievement of specified Company and individual performance results for fiscal year 2020. Actual bonus payouts as a percentage of target were 108% on average in 2020 for our NEOs.
•Long-Term Incentive Plan Awards: In January of 2020, grants of stock options were made to the NEOs under the 2013 LTIP. These awards were made to better align our NEOs interests with that of our shareholders and to foster a long-term performance orientation. The awards vest ratably in four equal annual installments which helps promote retention.
•Restricted Stock Unit Award: In January of 2020, the CEO was awarded RSUs that vest after three years and will be distributed ratably over 10 years post-retirement.
•New Employment Agreements: On February 1, 2021, the Company entered into new employment agreements with each of Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise that were substantially similar to their existing employment agreements.

Philosophy and Program:

The following section describes our overall compensation philosophy and program elements. Our executive compensation program is designed to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. We accomplish this through a number of compensation elements, each with its own purpose, operation, and timing.

Base Salary
•Purpose: Provide fixed compensation for performance of the requirements of the position.
•Operation: In setting or adjusting base salary levels for our NEOs, the Company may consider the following factors: the executive’s position, Company and individual performance, market compensation information, experience, professional standing in the field of banking and financial services and commitment to the community.
•Timing: Base salaries for new hires are set as part of the negotiation process when individuals are being recruited. Base salaries for our NEOs are subsequently reviewed and approved annually by the Compensation Committee, typically in January, so the Compensation Committee can take into account performance results from the complete prior fiscal year, as well as any proposed organizational changes.

STIP
•Purpose: Reward Company and individual performance relative to our annual performance goals.
•Operation: Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. In setting goals under the STIP, the Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, trend analysis regarding our financial performance, general business and economic outlook, and individual goals and objectives. The Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an NEO will receive a bonus award for the year and, if so, the amount of this bonus.
•Timing: The Compensation Committee meets at the beginning of each year to determine the STIP awards for the previous year when the Company’s final year-end performance is generally known and can be accurately measured. At the same meeting, the Compensation Committee also typically sets the STIP goals for the current year.

LTIP
•Purpose: Align the interests of our NEOs with those of our shareholders and foster a long-term performance orientation.
•Operation: Long-term incentive compensation is provided through the Company’s 2013 LTIP. The 2013 LTIP allows for grants of various types of equity awards, such as restricted stock, RSUs and stock options. Historically, the Company has provided long-term incentive compensation in the form of stock options, which only provide value to our NEOs if the Company’s stock price increases. Stock options vest 25% per year over a four-year period which promotes participant retention. The stock options have a term of 10 years, which we believe effectively focuses management on long-term performance. In 2018, we expanded the use of long-term incentives to include RSUs for Mr. Murphy. The RSUs granted in 2020 vest 100% after three years but are not settled until after Mr. Murphy has retired. The Compensation Committee believed that this was an effective method of providing Mr. Murphy with retirement-related benefits that are commensurate with his role in a shareholder-friendly manner.
•Timing: The Company’s annual stock option awards and RSUs are generally granted in January each year, shortly after the close of the Company’s fiscal year.

Executive Benefits
•Purpose: The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business.
•Operation: Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life/long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes a Supplemental Executive Retirement Plan ("SERP"), Deferred Compensation Plan, limited executive perquisites (the personal use of a company automobile and reimbursement of country club dues or a golf course membership), and Employment Agreements. See the following sections for additional information on these programs:
◦Pension Benefits and Table - contained in the Executive Compensation section
◦Nonqualified Deferred Compensation - contained in the Executive Compensation section
◦Agreements With Named Executive Officers section
•Timing: All forms of executive benefits are reviewed and approved by the Compensation Committee on an annual basis.

The Compensation Committee believes these four components – base salary, short-term incentives, long-term incentives, and executive benefits – comprise a total compensation program that retains and appropriately rewards NEOs, aligns the financial interests of our NEOs with the interests of our shareholders, and supports a total rewards approach to executive compensation. While we have no stated policy on the allocation of compensation and benefits, our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations such as fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided are and remain appropriate considering market trends and the Company’s primary business objectives.

Compensation Policies & Features
In addition to our compensation elements, the executive compensation program also incorporates the following policies and features which the Compensation Committee feel are important aspects of a well-constructed, balanced compensation program.
•Hedging and Pledging Policies: The Company has hedging and pledging policies for its Directors and Officers who are subject to the SEC’s Section 16 reporting requirements. The policy prohibits Directors and Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company common stock. In addition, the Company requires Board approval prior to the pledging of any Company stock by an NEO. The Company does not have a hedging policy for non-Executive Officer employees.
•Clawback Policy: The Company may seek to recover any incentives paid or payable to an NEO on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.
•Stock Ownership Policy: The Company has a stock ownership policy for NEOs. They are required to own shares of the Company’s common stock equal in value to three times base salary for the CEO and equal in value to one times base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the 2013 LTIP (or predecessor plans). These stock ownership requirements are measured by the Compensation Committee each year, using holdings valued as of December 31 of the previous year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Individuals have five years from appointment or promotion to a Company executive officer to meet these requirements. The independent members of the Board have the discretion to address and approve exceptions on a case-by-case basis.
•No Tax Gross-Ups: The Company does not pay any taxes that are owed by its NEOs.
•Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change-of-control payments.

•No Stock Option Repricing: The Company has never repriced stock options. The 2013 LTIP prohibits repricing without shareholder approval.

Process:

The following section describes the process and key inputs that are considered in making decisions regarding NEO compensation.

Role of the Compensation Committee, Independent Consultants, and Management
Each year the Compensation Committee discusses, reviews, recommends, and approves certain actions related to NEO compensation and our overall compensation program. The Committee utilizes outside advisors in certain cases to assist them in the review and decision-making process. Additionally, certain members of the management team assist in developing materials and proposals that support our compensation philosophy and objectives for the Compensation Committee to consider during the year.
•The Compensation Committee: Oversees our executive compensation policies and process. The Committee is responsible for the final decisions on components of executive compensation for the CEO and the other NEOs and makes recommendations to the full Board as needed. The Compensation Committee is also responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues.
•The Committee’s Independent Consultant: During 2019, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. Pearl Meyer performed a comprehensive review of the executive compensation program to provide context for 2020 pay decisions. Pearl Meyer provided no other consulting services for the Company in 2020 and has certified its independence for the Committee.
•Company Management: Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance and individual goals, as well as a performance assessment for each of the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding NEO compensation, the Compensation Committee votes on decisions regarding NEO compensation. Where appropriate, the Board will also make recommendations or determinations or give its approval regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

Benchmarking
In setting program targets and making compensation decisions, the Compensation Committee uses a variety of data sources and information related to market practices for bank holding companies like ours.

The Compensation Committee considers a select number of key inputs, summarized below, to provide market-competitive information for base salary, short- and long-term incentive targets, and estimated total direct compensation, with ranges for performance. This information allows the Compensation Committee to see potential pay and range of pay for executive roles, and it provides context for the Committee in setting targeted pay levels going forward.

The Compensation Committee periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program. In 2019, Pearl Meyer conducted an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices (“Pearl Meyer Report”).

A primary data source used in the Pearl Meyer Report for determining the competitive market for NEO compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size located in our general geographic region.

The Pearl Meyer Report 2019 peer group, which is listed below, consisted of 20 companies that ranged from approximately $1.7 billion to $5.2 billion in assets, positioning the Company at approximately the median for size at the time of the Pearl Meyer Report:

ACNB Corporation Bar Harbor Bankshares Bryn Mawr Bank Corporation Camden National Corporation Chemung Financial Corporation CNB Financial Corporation Codorus Valley Bancorp, Inc.
Enterprise Bancorp, Inc.
Financial Institutions, Inc.
First Community Bankshares, Inc.
First Defiance Financial Corp.
HarborOne Bancorp, Inc.
Orrstown Financial Services, Inc.
Peapack-Gladstone Financial Corporation

Peoples Bancorp Inc. Peoples Financial Services Corp. The First Bancorp, Inc. Univest Financial Corporation Washington Trust Bancorp, Inc. Western New England Bancorp, Inc.
In addition to the peer group data, the Pearl Meyer Report used data from other banking industry surveys representing bank holding companies of similar asset size and regions to that of the Company.

Previous Say on Pay Vote Results
We strive to continually deliver a compensation program that is aligned with our business strategy and needs, compensation philosophy and objectives, and market best practices. In 2020, 94% of our votes cast were in favor of our “say on pay” vote.

Decisions:

The following section describes the decisions made regarding NEO compensation.

January 2020 Base Salary Decisions
The Compensation Committee met in January 2020 to review the current base salaries for our NEOs. The Committee reflected on corporate and individual executive performance for 2019 in determining any merit-based increases. In addition, the Committee reviewed the competitiveness of current salary levels to comparable companies. The Compensation Committee approved the base salaries below for the Named Executive Officers effective January 1, 2020. The nature of each increase is also described in the table below.

Named Executive Officer	2019 Salary	January 2020 Raise		2020 Salary	Nature of Increase
		% of Base Salary	Amount
Thomas J. Murphy	$540,000	3.70%	$20,000	$560,000	Merit and Market-Based
Edward J. Campanella	260,000	5.77%	15,000	275,000	Merit and Market-Based
David S. DeMarco	325,000	4.62%	15,000	340,000	Merit and Additional Responsibilities
David D. Kaiser	255,000	7.84%	20,000	275,000	Merit and Additional Responsibilities
Andrew J. Wise	220,000	13.64%	30,000	250,000	Merit and Market-Based

STIP Award Decisions
Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The STIP has a master governor feature that limits the total pool for all participants to 10% of Net Operating Earnings (defined below) after subtracting 7% of fiscal year end shareholders equity. Determining the amount of the annual STIP awards for an NEO consists of the following four-part process:

1.Determining the Individual NEO STIP Funding Maximums: To determine individual NEO STIP maximum bonus payouts for the year, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles (“GAAP”) in that it represents the net income of the Company before considering significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine their appropriateness for inclusion or exclusion from the calculation. Items are included to the extent that they are relevant, regularly recurring and deemed to be in the normal course of business operations.

Individual NEO STIP maximums are funded based on Internal NOE performance relative to the stated goals. The interpolations between threshold and target, and target and maximum are to increase the funding by 5 percentage points for every one percentage point increase in Internal NOE.

Company Performance Measure	Threshold Goal	Target Goal	Maximum Goal	Results
Internal NOE ($M)	36.20	40.22	$44.24	$40.84
Resulting Maximum STIP Funding (% of Target)	50%	100%	150%	107.7%

Based on our Internal NOE performance, the Committee approved the resulting 107.7% maximum funding level. The potential maximum funding range can be from 50% to 150% of the target bonus. The individual NEO maximum STIP payout amounts for fiscal year 2020 were as follows:

Named Executive Officer	Base Salary	Target STIP %	Target STIP Amount	Maximum STIP Payout Opportunity
Thomas J. Murphy	$560,000	50	$280,000	$301,567
Edward J. Campanella	275,000	30	82,500	88,855
David S. DeMarco	340,000	30	102,000	109,857
David D. Kaiser	275,000	30	82,500	88,855
Andrew J. Wise	250,000	30	75,000	80,777

2.Financial Performance Assessment: The Company then performs an assessment of financial performance using the basket of weighted Company performance measures that were approved at the beginning of the year. The Compensation Committee believes this structure provides an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. In the case of each goal, participants can receive less than the stated amount if the goal is not met, but not greater than such amount if the goal is exceeded. The following table shows the performance measure and goal weighting for 2020:

Company Performance Measure	Weighting for Goals (CEO)	Weighting for Goals (Other NEOs)	Target Goal	Actual Achieved	% Funded (CEO)	% Funded (Other NEOs)
Internal NOE ($M)	60%	80%	$40.22	$40.84	60.00	80.00
ROE (using Internal NOE)	10%	5%	12.90%	12.77%	9.90	4.95
Efficiency Ratio	10%	5%	56.40%	55.69%	10.00	5.00
Non-Performing Loans	10%	5%	0.50%	0.25%	10.00	5.00
Net Charge-Offs	10%	5%	0.15%	0.05%	10.00	5.00
Total	100%	100%			99.90	99.95

3.Individual Performance: The Compensation Committee also performs an overall assessment of each NEO's performance (excluding the CEO for purposes of STIP measurement, since the CEO's goal is weighted 100% to Company performance). The Compensation Committee relies on input from the CEO for assessment of the other NEOs. Based on the CEO's assessment, the Committee approved individual achievement against individual performance goals for each NEO (excluding the CEO) equivalent to the 107.7% maximum funding level, as adjusted for the Financial Performance Assessment.

4.Application of Corporate and Individual Goal Weighting: The next step in determining the NEO’s STIP awards is the application of the relative weighting assigned to Company performance versus individual performance for that NEO. Typically, the relative weighting for NEOs is based on their position with the Company.

Named Executive Officer	Bonus Weighting
	% Company	% Individual
Thomas J. Murphy	100%	0%
Edward J. Campanella	50%	50%
David S. DeMarco	50%	50%
David D. Kaiser	50%	50%
Andrew J. Wise	50%	50%

The formula for determining preliminary STIP awards once all information is available and assessments have been performed is as follows. Although there is a formula for determining STIP awards, the Compensation Committee retains full discretion for making these awards to all our NEOs.

NEO	Maximum STIP Amount	Company			Individual			Combined Achieve- ment	STIP Funding
		Achieve-ment	Weighting	Weighted Achieve- ment	Achieve-ment	Weighting	Weighted Achieve- ment
Thomas J. Murphy	$301,567	107	100	107	--	--	--	107	$300,960
Edward J. Campanella	88,855	108	50	54	108	50	54	108	$88,787
David S. DeMarco	109,857	108	50	54	108	50	54	108	$109,774
David D. Kaiser	88,855	108	50	54	108	50	54	108	$88,787
Andrew J. Wise	80,777	108	50	54	108	50	54	108	$80,716

At a meeting in January 2021, the Compensation Committee reviewed the parameters and results of the 2020 STIP award goals for its NEOs. Based on the results of the Company’s performance, the amounts of the STIP awards to be paid under the STIP for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise were determined as follows.

Named Executive Officer	2020 Annual Incentive Actual Awards
	Amount	% of Base Salary
Thomas J. Murphy	$300,960	53.7
Edward J. Campanella	$88,787	32.3
David S. DeMarco	$109,774	32.3
David D. Kaiser	$88,787	32.3
Andrew J. Wise	$80,716	32.3

January 2020 LTIP Award Decisions
At its January 2020 meeting, the Compensation Committee awarded stock options to our NEOs consistent with the grants of January 2019. The Compensation Committee has had a long-standing practice of granting a fixed number of stock options to executives that it believes provides a proper incentive for alignment and motivation while maintaining a conservative risk profile. The following stock option awards were granted at an exercise price of $35.28, the closing price of our common stock on the date of grant, and vest ratably over a four-year period:

Named Executive Officer	Stock Option Grants in January 2020 (# shares)	Grant Date Fair Value of January 2020 Option Awards
Thomas J. Murphy	10,000	$49,900
Edward J. Campanella	5,000	24,950
David S. DeMarco	5,000	24,950
David D. Kaiser	5,000	24,950
Andrew J. Wise	5,000	24,950

In addition to the annual stock option grants awarded to the NEOs, Mr. Murphy received 3,827 RSUs that vest 100% after three years of service and are settled over a 10-year period beginning one year after his retirement. As adjusted for the 3% stock dividend distributed on September 25, 2020, the RSU grant now contains 3,942 shares. The RSU grant value represented 25% of Mr. Murphy’s fiscal year end base salary at the time it was granted. The Committee determined to grant this award to Mr. Murphy based on a comprehensive analysis and discussion with the Company’s independent advisor, with the goal of fostering long-term shareholder alignment through and following the executive’s career at the Company.

Executive Benefits Plan Decisions

The Compensation Committee approved new employment agreements with Messrs. Murphy, Campanella, DeMarco, Kaiser, and Wise effective February 1, 2021. These agreements are substantially similar to the existing agreements, which our Compensation Committee reviews and approved each year. The Compensation Committee and our Board will continue to review the appropriateness of employment agreements on a case-by-case basis. The employment agreements are described in more detail in the Agreements with Named Executive Officers section.

The Compensation Committee did not make any other changes to executive benefits programs or policies, but did provide for the continuation of other programs, such as our Deferred Compensation Plan and limited executive perquisites.

Other Information:

The following are other aspects of our compensation that are material to our overall program, process, and decisions.

Risk Oversight - Compensation
The Board of Directors, Compensation Committee, and Management will continue to ensure that proper policies are maintained to monitor compensation levels carefully to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. We believe incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year Management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, in 2020, Management completed an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of Management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an appropriate amount of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on our evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes:
•Our compensation program contains an appropriate balance of fixed and variable compensation.
•The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that vest over time. In addition, the RSU program for our CEO creates significant alignment with shareholders during employment with our Company, assuming he meets the vesting criteria or retirement eligibility.
•Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment.
•Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to our Executive Officers.
•The Company has share ownership guidelines that further promote and incentivize long-term thinking to serve the best interests of the Company.
•Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.
•We have adopted a “clawback” policy that will allow us to seek to recover any incentive paid or payable to an Executive Officer on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of long-term equity incentives. The Compensation Committee believes it is important and necessary that it retain the discretion to provide and revise compensation arrangements as it determines are in the best interest of the Company and its shareholders, which such compensation may be in excess of $1 million and would not be deductible under the limitations imposed by §162(m) of the IRC, as amended.

Compensation Committee Report:
The Compensation Committee of the Board has reviewed and discussed with Management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chair
Mark L. Behan Gary C. Dake
Michael B. Clarke William L. Owens

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Company for each of the last three fiscal years. Tables included in this section are:

•Summary Compensation
•Grants of Plan-Based Awards
•Outstanding Equity Awards at Fiscal Year-End
•Option Exercises and Stock Vested
•Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by each of the NEOs for each of the relevant years:

Name and Principal Position	Year	Salary	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
Thomas J. Murphy President and CEO	2020	$560,000	$135,017	$49,900	$300,960	$614,685	$31,697	$1,692,259
	2019	540,000	123,701	57,500	208,294	468,470	30,746	1,428,711
	2018	490,000	110,010	57,600	244,588	415,879	17,467	1,335,544
Edward J. Campanella Senior Vice President, Treasurer and CFO	2020	275,000	—	24,950	88,787	27,601	19,511	435,849
	2019	260,000	—	28,750	61,000	9,963	19,788	379,501
	2018	235,000	—	11,520	88,000	2,764	6,066	343,350
David S. DeMarco Senior Vice President and CBO	2020	340,000	—	24,950	109,773	89,043	31,568	595,334
	2019	325,000	—	28,750	76,000	73,293	29,532	532,575
	2018	290,000	—	28,800	108,500	69,059	27,960	524,319
David D. Kaiser Senior Vice President and CCO	2020	275,000	—	24,950	88,787	59,202	32,138	480,077
	2019	255,000	—	28,750	59,500	54,957	29,422	427,629
	2018	235,000	—	28,800	88,000	46,681	28,204	426,685
Andrew J. Wise Senior Vice President and COO	2020	250,000	—	24,950	80,715	24,093	34,638	414,396
	2019	220,000	—	28,750	51,500	18,417	30,922	349,589
	2018	195,000	—	14,400	71,000	5,849	26,929	313,178

(a)    This column sets forth the grant date fair value of the RSUs granted under the Company’s 2013 LTIP for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred to in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2020. The estimated value of each RSU granted in 2020 under the 2013 LTIP was $34.25, the closing price of our common stock on the date of the grant as restated for the 3% stock dividend distributed in September 2020.
(b)    This column sets forth the grant date fair value of option awards granted under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2020. The grant date fair value of each stock option granted under the 2013 LTIP, in each case using the Black-Scholes model to estimate fair value, was $5.76 per option share in 2018 (all grants were made January 31, 2018); $5.75 per option share in 2019 (all grants were made January 30, 2019) and $4.99 per option share in 2020 (all grants were made January 29, 2020). All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant.
(c)    This column sets forth the STIP payments made for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year, as applicable. STIP amounts payable for a given year are generally paid in January of the succeeding year.
(d)    This column sets forth the actuarial increase during each of the listed years in the present value of the retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2020 includes (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $98,073 for Mr. Murphy, $18,737 for Mr. Campanella, $63,095 for Mr. DeMarco, $48,642 for Mr. Kaiser and $21,973 for Mr. Wise and (ii) under the Company’s SERP, $516,612 for Mr. Murphy, $8,864 for Mr. Campanella, $25,948 for Mr. DeMarco and $10,560 for Mr. Kaiser, $2,120 for Mr. Wise.
(e)    All Other Compensation includes the following components for 2020:

Name	Company Contribution to ESOP	Life Insurance & Long Term Disability Premiums Paid by Company for Benefit of NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Perquisites Received Greater than $10,000		Total Other Compensation
Thomas J. Murphy	$17,132	$1,089	$632	$12,844	(b)	$31,697
Edward J. Campanella	17,132	2,379	—	—	(a) (b)	19,511
David S. DeMarco	17,132	1,089	158	13,189	(b)	31,568
David D. Kaiser	17,132	1,089	32	13,885	(b)	32,138
Andrew J. Wise	17,132	2,321	505	14,680	(b)	34,638

(a)Mr. Campanella did not receive more than $10,000 in perquisites in 2020.
(b)Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise received both a country club membership and personal use of a Company vehicle.

Grants of Plan-Based Awards Table:
As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual STIP and an LTIP to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance, respectively.

The STIP bonus payable to covered individuals, including NEOs, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The target incentive awards are defined as a percentage of the covered person’s base salary. For 2020, the STIP bonus target incentive awards for the NEOs were 50% of base salary for Mr. Murphy and 30% of base salary for Messrs. Campanella, DeMarco, Kaiser and Wise. For 2021, the STIP bonus target incentive awards for the NEOs are 50% of base salary for Mr. Murphy and 30% of base salary for Messrs. Campanella, DeMarco, Kaiser and Wise. The amounts listed in the table below represent each NEO’s 2020 target incentive award, as well as his threshold incentive award (50% of target) and maximum incentive award (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an NEO will receive a STIP bonus payment for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus payment is discretionary, no NEO has a contractual right to a bonus under the STIP for any given year, even if the pre-established quantitative performance standards for the Company or the Company function for which the NEO is responsible have been met for such year, or the NEO’s individual performance standards have been met.

Historically, the Company has limited its grants of stock-based awards under its long-term incentive plans to stock options. However, starting in January 2018, the Company awarded Mr. Murphy RSUs. (See "January 2020 Long-Term Incentive Award Decisions" in the Compensation Discussion and Analysis section for a description of the material terms of this award.) The Company’s 2013 LTIP (and predecessor plans) authorize the granting of stock options and other stock-based awards as a long-term incentive component within the overall compensation program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Max	Threshold	Target	Max
Thomas J. Murphy		$150,000	$300,000	$450,000	—	—	—	—	—	—	—
	1/29/2020								10,000	$35.28	$49,900
	1/29/2020							3,827			$135,017
Edward J. Campanella		45,000	90,000	135,000	—	—	—	—	—	—	—
	1/29/2020								5,000	35.28	24,950
David S. DeMarco		54,750	109,500	164,250	—	—	—	—	—	—	—
	1/29/2020								5,000	35.28	24,950
David D. Kaiser		45,000	90,000	135,000	—	—	—	—	—	—	—
	1/29/2020								5,000	35.28	24,950
Andrew J. Wise		45,000	90,000	135,000	—	—	—	—	—	—	—
	1/29/2020								5,000	35.28	24,950

(a)The threshold incentive award to any covered person under the STIP, including an NEO, is not the minimum bonus payment such person may receive under the STIP. The Compensation Committee may choose to pay a bonus under the STIP to any covered person, including an NEO, that is less than their threshold incentive award, or not to pay such person any bonus under the STIP, even if applicable performance thresholds or targets have been met by the Company and/or such person for the year in question.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2020. All such awards consist of stock options to acquire the Company’s common stock or RSUs granted under the Company’s 2013 LTIP (or predecessor plans). The number of shares and exercise prices on this table have been adjusted for the 3% stock dividend distributed on September 25, 2020.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable) (a)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested (b)	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
Thomas J. Murphy	8,441	2,815	—	$33.06	1/25/2027	—	—	—	—
	5,463	5,464	—	$30.01	1/31/2028	—	—	—	—
	2,652	7,957	—	$29.89	1/30/2029	—	—	—	—
	—	10,300	—	$34.25	01/29/2030	—	—	—	—
	—	—	—	—	—	11,663	$348,840	—	—
Edward J. Campanella	1,093	1,093	—	$30.01	1/31/2028	—	—	—	—
	1,326	3,979	—	$29.89	1/30/2029	—	—	—	—
	—	5,150	—	$34.25	1/29/2030	—	—	—	—
David S. DeMarco	5,797	—	—	$22.30	1/27/2026	—	—	—	—
	4,220	1,407	—	$33.06	1/25/2027	—	—	—	—
	2,732	2,731	—	$30.01	1/31/2028	—	—	—	—
	1,326	3,978	—	$29.89	1/30/2029	—	—	—	—
	—	5,150	—	$34.25	1/29/2030	—	—	—	—
David D. Kaiser	3,137	—	—	$20.26	1/25/2022	—	—	—	—
	3,015	—	—	$20.73	1/29/2024	—	—	—	—
	2,957	—	—	$21.85	1/28/2025	—	—	—	—
	5,797	—	—	$22.30	1/27/2026	—	—	—	—
	4,221	1,407	—	$33.06	1/25/2027	—	—	—	—
	2,732	2,732	—	$30.01	1/31/2028	—	—	—	—
	1,326	3,979	—	$29.89	1/30/2029	—	—	—	—
	—	5,150	—	$34.25	01/29/2030	—	—	—	—
Andrew J. Wise	421	141	—	$33.06	1/25/2027	—	—	—	—
	1,366	1,366	—	$30.01	1/31/2028	—	—	—	—
	1,326	3,979	—	$29.89	1/30/2029	—	—	—	—
	—	5,150	—	$34.25	1/29/2030	—	—	—	—

(a)All stock options vest ratably in equal installments over the first four anniversaries following the date of the grant.
(b)Mr. Murphy's RSUs will vest 100% on the third anniversary of the grant dates, but will not settle until his retirement.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock options that were exercised by each NEO during 2020:

Name	Option Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)
Thomas J. Murphy	2,898	$12,172
Edward J. Campanella	—	—
David S. DeMarco	5,912	48,993
David D. Kaiser	3,233	25,735
Andrew J. Wise	—	—

(a)Represents the total number of shares subject to stock options that the NEO exercised during the year, restated for the September 25, 2020 3% stock dividend, if applicable.
(b)Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the market price of the Company's common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.

Pension Benefits and Table:

The Company maintains a qualified retirement plan for eligible employees who have attained the age of 18, completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the retirement plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the retirement plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55.

The Company maintains an unfunded, non-qualified SERP, in part for the benefit of NEOs, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and a special additional SERP benefit feature. For those NEOs who qualify and are selected to participate in the “makeup” benefit feature, the award basically provides enhanced installment payments post-retirement that are designed to give the NEO the overall level of retirement payments he would have received under the qualified retirement plan alone if there were no limitations on maximum retirement payments to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Compensation Committee is authorized to grant to selected Executive Officers additional payments upon their retirement, beyond their SERP “make-up” benefit payments. Such additional payments are also typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. Messrs. Murphy, Campanella, DeMarco, Kaiser, and Wise participate in the “make-up” benefit feature of the SERP.

In 2020, none of the NEOs, excluding Mr. Murphy, participated in the special additional benefit feature of the SERP. In January 2018, Mr. Murphy was provided a special SERP award. Specifically, the Compensation Committee approved the adjustment of Mr. Murphy’s existing arrangement to increase the formula for pay-based credits up to 30% of eligible compensation. Further, in 2018 the Compensation Committee approved an award of special retirement benefits to Mr. Murphy, providing him with an annuity payable at a normal retirement age of 65 that is equal to 40% of his compensation, averaged over 60 consecutive calendar months which produce the highest average during the last 120 consecutive calendar months of Mr. Murphy’s employment, offset by his Social Security retirement benefits that would be payable at age 65 and further offset by the actuarial value of other qualified and non-qualified plan benefits derived from contributions made by the Company.

The Company amended the SERP plan to provide a 3% cost of living increase effective January 1, 2021 to certain retirees, excluding former Vermont employees, receiving benefits from the SERP who terminated employment on or before January 1, 2016.

The following table sets forth the present value of accumulated benefits under both the qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2020, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2020, as included in the Company’s Annual Report on Form 10-K.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/20	Payments During Last Fiscal Year
Thomas J. Murphy	Retirement Plan	16.00	$498,554	—
	SERP	8.00	1,348,794	—
Edward J. Campanella	Retirement Plan	3.00	31,464	—
	SERP	2.00	8,864	—
David S. DeMarco	Retirement Plan	33.08	622,135	—
	SERP	8.00	88,383	—
David D. Kaiser	Retirement Plan	20.00	440,071	—
	SERP	4.00	25,243	—
Andrew J. Wise	Retirement Plan	4.00	52,450	—
	SERP	2.00	2,120	—

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an Executive Officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently paid on individual retirement accounts by GFNB. None of the NEOs elected to defer under the plan salary or bonus amounts payable to them in or for 2020 or in or for the prior two years.

Pay Ratio Disclosure:

As of December 31, 2020, our total employee population, excluding Mr. Murphy, consisted of 524 employees who were all located in the United States. To identify the median compensated employee, we used Box 5 of Form W-2 compensation for the full year 2020 for all such 524 employees, annualizing compensation for those employees hired during 2020.

The 2020 annual total compensation of the median employee described above was $49,300. Mr. Murphy’s 2020 annual total compensation was $1,692,259. The ratio of these amounts is 1-to-34.

This calculation is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Agreements with Named Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise. Mr. Murphy serves as President and CEO of both the Company and GFNB; Mr. Campanella serves as Senior Vice President,

Treasurer and CFO of the Company and Executive Vice President, Treasurer and CFO of GFNB; Mr. DeMarco serves as Senior Vice President and CBO of the Company, Executive Vice President and CBO of GFNB and President and CEO of SNB; Mr. Kaiser serves as Senior Vice President and CCO of the Company and Executive Vice President and CCO of GFNB; and Mr. Wise serves as COO and Senior Vice President of the Company and COO and Executive Vice President of GFNB. Effective February 1, 2021, Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise entered into new employment agreements with the Company, replacing their prior employment agreements with agreements that were substantially similar to their existing employment agreements. Mr. Murphy’s agreement is for a three-year term and the agreements of Messrs. Campanella, DeMarco, Kaiser and Wise are each for a two-year term. At the beginning of each calendar year, the Board is required under these agreements to consider and vote upon a proposal to replace each of the agreements with new, comparable agreements having similar terms, conditions and benefits.

Under each agreement, the NEO is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the NEO is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible for (although not entitled to receive) cash awards under the STIP and equity-based awards under the 2013 LTIP; and is also eligible to participate in various retirement and supplemental retirement plans. In the event the NEO is terminated other than for “cause” or terminates his own employment for “good reason,” the NEO will receive a lump-sum payment equal to the greater of (i) the dollar amount of base salary that would have been payable to him during the remaining term of the agreement or (ii) one year’s base salary. The NEO's receipt of such payment, and the other payments upon termination described in this section, is conditioned upon the execution of a separation and release agreement satisfactory to the Company.

Additionally, under the agreements, if during the term of the agreement there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the NEO other than for cause or (ii) such NEO terminates his own employment with the Company for good reason, the NEO will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump sum, in the event of unforeseeable emergency), equal to two or three times the sum of the executive's (a) annual base salary and (b) target bonus under the STIP for the relative year (the "Base Amount"), subject to downward adjustment to reflect the value of any other “change of control” payments or benefits he might receive following such change of control. In the case of Mr. Murphy, the multiple is three times the applicable Base Amount, and in the cases of Messrs. Campanella, DeMarco, Kaiser and Wise, the multiple is two times the Base Amount, subject, in each case, to downward adjustment to reflect the value of any other “change-of-control” payment or benefits the NEO might receive under other compensatory arrangements then in effect. In such circumstances, the NEO shall be entitled to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held by him on the date of his termination, subject to employee cost-sharing, for a period of two years following such date. Under each agreement, the NEO will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

Each of the employment agreements for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise contain non-compete and non-solicitation provisions. For a period of two years following the termination of the NEO’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any New York county in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the NEO’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The NEO is also precluded from employing or soliciting employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments Upon Termination or Change of Control:

The description below is based on a theoretical change of control on December 31, 2020.

Termination for Cause
In the event of a termination of any NEO for cause, the NEO in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and policies.

Termination by the Company Other Than for Cause
If there is a termination of any of the NEOs by the Company other than for cause, the NEO is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payouts for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise, had they been terminated by the Company other than for cause as of December 31, 2020.

The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the NEOs would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. However, the Company does have a SERP, in which Executive Officers such as NEOs are eligible to participate, if so determined by the Compensation Committee. In 2020, as selected by the Compensation Committee, Messrs. Murphy, Campanella, DeMarco, Wise and Kaiser participated in the “make-up” benefits feature of the SERP. Additionally, in 2018, Mr. Murphy was selected to participate in the additional special benefits feature of the SERP. See "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section for a description of the material terms of the award.

For further information concerning the SERP, see the discussion accompanying the “Pension Benefits Table” in the Executive Compensation section. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to NEOs in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. Except as discussed above and with regard to Mr. Murphy's recent award described in "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section, any termination by the Company of an NEO other than for cause would not generally result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. (The foregoing discussion assumes that the hypothetical termination of an NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Termination for Good Reason
Each of the current NEO employment agreements provides for payments to the NEO if he were to voluntarily terminate his employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the NEO an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) material diminution in his title, authority, duties or responsibilities; (iii) required relocation of the NEO more than 100 miles from his existing base location of employment; or (iv) material breach by the Company of the NEO’s employment agreement. Under each NEO’s agreement, the amount due to the NEO if he were to terminate his employment for good reason during the term of the agreement, is a lump-sum payment equal to the greater of the amount of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. For a discussion of the impact of a voluntary termination by an NEO of his own employment on any retirement benefits due him under the Company’s qualified retirement plan or under the Company’s nonqualified SERP or any payments under any other severance plan or policy, see the discussion in the preceding section, “Termination by the Company Other Than for Cause.” (The foregoing discussion assumes that the hypothetical termination of the NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Termination in Connection with a Change of Control
Under the employment agreements with each of the NEOs, certain payments are to be made by the Company to each NEO if, following a change of control of the Company, his employment is terminated without cause or he voluntarily terminates his employment for good reason. For the NEOs, the amounts that would have been payable to each had his employment been terminated as of December 31, 2020, by the Company or by such officer himself for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding stock options granted to these NEOs, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. If, during the 12 months following a change of control, Mr. Murphy's employment is terminated by the Company without cause or by Mr. Murphy for good reason, his RSUs, to the extent not fully vested, would under the terms of such RSUs automatically vest fully on the date of such termination, and would settle within 30 days thereafter. Other than the foregoing, termination of any of the NEOs following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive

Compensation section. Eligibility for other payments would be determined in a manner consistent with all Company employees under applicable plans and policies.

A “change of control” of the Company is defined in the employment agreements with NEOs as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Voluntary Termination or Early Retirement
In 2020, the early retirement or voluntary termination of employment by any NEO (other than a voluntary termination of employment by the NEO for “good reason,” which is discussed separately above) would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” in the Executive Compensation section. To the extent that any NEO may hold unvested stock options as of the date of his self-termination or early retirement, the Board might choose to accelerate the vesting of such options as of the date of such termination or early retirement. To the extent that Mr. Murphy may hold unvested RSUs as of the date of his self-termination or early retirement, such RSUs shall automatically be forfeited on the date of such self-termination or early retirement. Eligibility for regular Company severance or retirement payments by an NEO is determined in a manner consistent with all Company employees under applicable plans and policies. Participation in either the “makeup” benefit feature or the special additional benefit feature of the SERP, including in the event of early retirement, is limited to select Executive Officers, as determined from time to time by the Compensation Committee acting in its sole discretion. Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise are currently eligible for SERP payments upon their termination of employment or early retirement.

Death or Disability
In the event of death or disability, the NEO would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and policies. However, under the standard stock option award agreements applicable to all option recipients, including NEOs, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date. Additionally, under the terms of the RSUs, upon the death or permanent disability of Mr. Murphy, if he holds RSUs at the time of such death or disability, any such awards will be subject to accelerated vesting as of such date.

Potential Payments Table:

The table below shows the estimated potential payments and benefits to each of the NEOs upon various "termination of employment" scenarios, assuming the NEO’s employment terminated as of December 31, 2020; the value of the Company’s common stock was $29.91, the closing price of the common stock on that day; and in the case of a post change-in-control termination, the triggering change-in-control event occurred in 2020.

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change of Control (a)		Retirement	Death or Disability
Thomas J. Murphy President and CEO	Cash Compensation	$1,166,667	(b)	$1,782,106	(g)	—	—
	Stock Options (c)	—		159		—	159
	RSUs (d)	—		348,840		—	348,840
	SERP – Pension & ESOP (e)	1,500,273		1,500,273		1,500,273	1,500,273
	Health and Welfare Benefits (f)			20,056		—	—
	Total	2,666,940		3,651,434		1,500,273	1,849,272
Edward J. Campanella Senior Vice President, Treasurer and CFO	Cash Compensation	297,917	(b)	629,564	(g)	—	—
	Stock Options (c)	—		80		—	80
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	16,506		16,506		16,506	16,506
	Health and Welfare Benefits (f)	—		612		—	—
	Total	314,423		646,762		16,506	16,586
David S. DeMarco Senior Vice President and CBO	Cash Compensation	368,333	(b)	776,029	(g)	—	—
	Stock Options (c)	—		80		—	80
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	127,002		127,002		127,002	127,002
	Health and Welfare Benefits (f)	—		26,947		—	—
	Total	495,335		930,058		127,002	127,082
David D. Kaiser Senior Vice President and CCO	Cash Compensation	297,917	(b)	634,435	(g)	—	—
	Stock Options (c)	—		80		—	80
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	34,344		34,344		34,344	34,344
	Health and Welfare Benefits (f)	—		26,947		—	—
	Total	332,261		695,806		34,344	34,424
Andrew J. Wise, Senior Vice President and COO	Cash Compensation	270,833	(b)	503,206	(g)	—	—
	Stock Options (c)	—		80		—	80
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	4,069		4,069		4,069	4,069
	Health and Welfare Benefits (f)	—		26,947		—	—
	Total	274,902		534,302		4,069	4,149

(a)Assuming termination of an NEO's employment by the Company without cause or by the NEO for good reason within 12 months following a change of control, Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum equal to, for Mr. Murphy, 2.99 times the average annual compensation for the most recent five taxable years, and in the case of Messrs. Campanella, DeMarco, Kaiser and Wise, two times the average annual compensation for the most recent five taxable years, in each case adjusted downward to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. Murphy, Campanella, DeMarco, Kaiser and WIse receive payments under the employment agreements if such payments would constitute an “excess parachute payment” under the tax laws.

(b)Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement in effect on December 31, 2020 or (ii) one year’s base salary.
(c)Reflects accelerated vesting of stock options.
(d)Reflects accelerated vesting of the RSU as a result of death, disability (as defined in the applicable award agreement) or upon the attainment of age 55 and 10 years of service or attainment of a combined age and years of service totaling 65.
(e)Represents $1,348,794 for benefits under the SERP pension plan and $151,479.32 for SERP ESOP account value for Mr. Murphy; $88,382 for benefits under the SERP pension plan and $38,620 for SERP ESOP account value for Mr. DeMarco; and $25,243 for benefits under the SERP pension plan and $9,101 for SERP ESOP account value for Mr. Kaiser; $8,864 for benefits under the SERP pension plan and $7,642 for SERP ESOP account value for Campanella; $2,120 for benefits under the SERP pension plan and $1,949 for SERP ESOP account value for Wise. SERP pension plan benefits are payable in the form of an annuity and SERP ESOP account values are payable in a lump sum.
(f)Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued premium payments for 24 months of term life insurance and split-dollar insurance policies.
(g)For Mr. Murphy, the lump-sum amount $1,782,106 is adjusted downward by $348,999 as a result of accelerated vesting of stock options and RSUs. For Mr. Campanella, the lump-sum amount $629,564 is adjusted downward by $80 as a result of accelerated vesting of stock options. For Mr. DeMarco, the lump-sum amount $776,029 is adjusted downward by $80 as a result of accelerated vesting of stock options. For Mr. Kaiser, the lump-sum amount $634,435 is adjusted downward by $80 as a result of accelerated vesting of stock options. For Mr. Wise, the lump-sum amount $503,206 is adjusted downward by $80 as a result of accelerated vesting of stock options.

Delinquent Section 16(a) Reports

The Company’s Executive Officers and Directors, as well as any 10% shareholders of the Company, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of Company stock, including changes in their stock ownership. The Company has received and reviewed copies of these reports filed by the Company’s Directors and Executive Officers during 2020, along with written statements received from the Directors and Executive Officers stating they were not required to file any additional reports. Based solely on the Company's review of these 2020 reports and statements, all but one of the Section 16(a) reports required to be filed by the Directors and Executive Officers during 2020 were timely filed. Director O'Conor filed one late report which disclosed one transaction.

Additional Voting Information

Frequently Asked Questions:

Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1 par value per share. At the close of business on the record date of March 11, 2021, there were 15,529,045 shares outstanding. The holders of these shares are shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Company common stock can be held in (i) certificate form; (ii) by “book entry” at the Company's transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Company with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if you as the owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from you, the owner of the shares. The votes attached to such shares, that is, shares that may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 4, the ratification of the Company’s independent registered public accounting firm. Item 1, the election of Directors, Item 2, Say on Pay and Item 3, the approval of the Amended and Restated 2011 ESPP are non-routine matters; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for that item. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions. Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan as of the March 11, 2021, record date will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the ESOP on the record date on a fully vested basis will be voted by the ESOP Trustee on behalf of such employees in accordance with any voting instructions received from the employees. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for his or her ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did provide voting instructions to the Trustee.

What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of the Company's common stock are present, either in person or represented by proxy. Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, all shares present in person or represented by proxy at the Annual Meeting, including so-called “broker non-votes,” will be treated as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and thus are ignored for purposes of calculating the quorum.

How many votes are required for approval of Item 1?
The first item on the agenda is the election of four Class B Directors to three year terms and one Class A Director to a two year term. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because there are only as many nominees as there are Directors to be elected at this year’s meeting, a Director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must tender his or her resignation to the Company following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the full Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

What is the impact of a vote to “Withhold Authority” on Item 1?
In one respect, a proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, because there are only as many nominees as there are Directors to be elected, if each of the nominees receives any votes in favor of his or her election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, will not affect the outcome of this election. However, a ballot marked “Withhold Authority” (a negative vote), unlike an abstention from voting, may nevertheless have a negative impact under the Majority Voting Policy because a “Withhold Authority” vote, unlike a shareholder’s abstention from voting, will be treated as a negative vote under the Company’s Majority Voting Policy and thus will make it somewhat more likely that the nominee will be required to submit his or her resignation under that policy, even though such person may in fact have been elected. (See the description of the Majority Voting Policy in the preceding paragraph.)

How many votes are required for approval of Item 2?
The second item on the agenda is the advisory approval of the executive compensation, Say on Pay. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 2 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 2 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 2 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 2 makes it more difficult to achieve shareholder advisory approval of Say on Pay than a vote to “Abstain.”

How many votes are required for approval of Item 3?
The third item on the agenda is approval of the Amended and Restated 2011 ESPP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve the Amended and Restated 2011 ESPP. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 3 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 3 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 3 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 3 makes it more difficult to approve the Amended and Restated 2011 ESPP than a vote to “Abstain.”

How many votes are required for approval of Item 4?
The fourth item on the agenda is ratification of the independent registered public accounting firm, KPMG LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Broker non-votes will be eligible to vote on Item 4. A proxy or ballot marked “Abstain” on Item 4 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 4 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 4 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 4 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on March 11, 2021, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by submitting your proxy by calling (800) 690-6903, visiting www.proxyvote.com or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials. Those shareholders who have previously requested printed or electronic copies of the Proxy Materials will receive a printed or electronic copy of the proxy card, as applicable.

If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

Why is this meeting virtual only?
The meeting is virtual only due to the public health and safety concerns related to the COVID-19 pandemic. We have designed the meeting to offer the same participation opportunities to our shareholders as an in-person meeting. Our Directors intend to attend the meeting virtually as well.

How do I register to participate virtually in the Annual Meeting?
To participate, you must first register at www.proxyvote.com. You will then receive further instructions once your registration has been received and confirmed.
How can I participate in the Annual Meeting?
To participate, visit www.virtualshareholdermeeting.com/AROW2021and follow the instructions that you receive once your registration has been confirmed.

When can I join the Annual Meeting online?
If you plan to attend, please go to www.virtualshareholdermeeting.com/AROW2021 15 minutes prior to the 10AM ET meeting start time to sign in using the 16-digit number included in your proxy card. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. We encourage our shareholders to access the meeting prior to its start time.

How can I ask questions at the Annual Meeting?
Shareholders may submit questions in advance of the meeting at www.proxyvote.com.

What if I am not a shareholder and I wish to participate?
Generally, only shareholders may participate. Shareholders that wish to participate (whether or not they will be voting) will be required to demonstrate proof of stock ownership. If you are a shareholder and you are experiencing issues with your registration, please call the Support Line - TFN (844) 986-0822 / International: (303) 562-9302 by 11:59 pm EDT on May 4, 2021, the registration deadline.

What if I experience technical difficulties when attempting to access the Annual Meeting?
Please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page for assistance.

What if I have additional questions regarding the virtual Annual Meeting?
You may contact the Company’s Corporate Secretary at 518-415-4360.

May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either online or by telephone prior to the Annual Meeting or by attending and voting your shares in person at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses. The Company may, in its discretion, engage at its cost a proxy solicitor to solicit proxies at the Annual Meeting.

Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. Appraisal or similar dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice Regarding the Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice Regarding the Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted “For” each of the Board’s four Class B nominees and the Class A nominee on Item 1; “For” Say on Pay on Item 2; "For" approval of the Amended and Restated 2011 ESPP on Item 3, “For” ratification of the appointment of KPMG LLP on Item 4; and “For” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Additional Shareholder Information

Shareholder Submissions of Director Nominees for the 2022 Annual Meeting:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2022 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s Bylaws. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, he or she will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate his or her own Director candidates at our 2022 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2022 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

Shareholder Proposals for Inclusion in the 2022 Proxy Statement
To be considered for inclusion in our 2022 Proxy Statement, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than November 26, 2021. Additionally, our Company Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Shareholder Proposals for Presentation at the 2022 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2022 Annual Meeting but not included in the Company’s 2022 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company Bylaws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting no later than January 5, 2022 and the notice provided by the shareholder must contain information required by our Bylaws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder. Please note that this date is subject to change if the 2022 Annual Meeting is moved by more than 30 days from the anniversary of the 2021 Annual Meeting.

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Thank You for Voting Your Shares

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Annex A: Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan
(adopted January 27, 2021)

1.Purpose; Amendment and Restatement of 2011 Employee Stock Purchase Plan.
a.The general purpose of the Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan (the “Plan”) is to provide certain persons employed by or rendering services to Arrow Financial Corporation (the “Company”) or its direct or indirect subsidiaries (“Subsidiaries”) with an incentive to work for the continued success of the Company by encouraging them to acquire a proprietary interest in the Company in the form of the Company’s common stock, $1.00 par value (“Common Stock”). The Plan is also intended to help the Company and its Subsidiaries retain the services of such persons and attract additional qualified personnel.
b.On February 28, 2011, the Board of Directors of the Company (the “Board”) adopted the 2011 Employee Stock Purchase Plan (the “Original Plan”), which was subsequently approved by the Company’s shareholders at the Annual Meeting on April 27, 2011. The Plan amends and restates the Original Plan in its entirety. The Plan was approved by the Board on January 27, 2021 and shall first become effective on the later of (i) the date the Plan is approved by the Company’s shareholders and (ii) the date the registration statement related to the Common Stock to be issued under the Plan becomes effective (the “Effective Date”). The Original Plan shall continue in effect until the Effective Date. If the Plan is not approved by the shareholders, the Original Plan shall continue in effect in accordance with its terms.

2.Number of Shares; Source of Shares.
a.The maximum number of shares of Common Stock that may be purchased under the Plan on behalf of participants (“Participants”) is four hundred thousand (400,000), subject to issuances made prior to the Effective Date, provided that, if the Company shall at any time change the number of shares of Common Stock issued and outstanding without new consideration to the Company (such as by a stock dividend, stock split or corporate reorganization or recapitalization), the total remaining number of shares that may be purchased under the Plan at the time of such change shall be adjusted accordingly.
b.All shares purchased under the Plan shall be purchased from the Company, which may be authorized but unissued shares of Common Stock or shares of Common Stock held by the Company in the treasury. The Company shall reserve two hundred thousand (200,000) shares of Common Stock, subject to adjustment from time to time in the event of certain changes in the number of outstanding shares of Common Stock as provided in Section 2(a), for issuance under the Plan.

3.Purchase Price.
a.The purchase price for shares of Common Stock purchased on behalf of Participants under the Plan (the “Purchase Price”) shall be as determined from time to time by the Compensation Committee (as defined in Section 4(a) below). Such Purchase Price may not be greater than the Current Market Price (as defined in Section 3(c) below) of the Common Stock. The Purchase Price may, however, for some or all of the shares purchased from time to time under the Plan, be less than the Current Market Price of the Common Stock, and if so will be expressed as a discount from such Current Market Price (any such discounted Purchase Price, the “Discounted Price”). The discount from the Current Market Price of Common Stock reflected in the Discounted Price under the Plan shall be five percent (5.0%), or such greater or lower percentage as may from time to time be determined by resolution of the Compensation Committee.
b.If a Discounted Price is in effect for purchases of shares under the Plan and the Compensation Committee has set for Participants or any class of Participants the Maximum Contribution Eligible for Discount (as defined in Section 7(b) below) that is less than the Maximum Contribution (as defined in Section 7(a) below) then designated for such Participants or class, all contributions by any Participant in excess of the Maximum Contribution subject to discount for such Participant (“Excess Contributions”) will be invested for the Participant in additional shares of Common Stock at the then Current Market Price of the Common Stock. That is, the Purchase Price for all Excess Contributions will be the then Current Market Price of the Common Stock, not the Discounted Price.
c.The “Current Market Price” of the Common Stock as of any date shall be the closing price for the Common Stock, as reported on the NASDAQ Global Select Market or such other national securities exchange or quotation system on which the Common Stock may be listed at such time (any such, a “National Securities Exchange”), for the last trading date prior to such date.

4.Administration.
a.The Compensation Committee of the Board of the Company (the “Compensation Committee”) will serve as administrator of the Plan (the “Administrator”). The principal duties of the Administrator are to interpret the Plan provisions, to oversee the operation of the Plan, and to make key determinations regarding the Plan, including eligibility to participate in the Plan. Subject to the express provisions of the Plan, the Administrator is authorized to approve such policies and procedures for the Plan and to issue such interpretations of the Plan as it deems appropriate and desirable to ensure the efficient operation of the Plan and achievement of the Plan’s purposes. All actions taken and all interpretations issued by the Administrator shall be conclusive and binding on the Company and all Participants and other persons affected thereby.
b.The Administrator may appoint and/or retain one or more qualified service providers or other agents (collectively, “Agents;” any such, an “Agent”), including the Company’s Subsidiary, Glens Falls National Bank and Trust Company, Glens Falls, New York, to assist in the oversight and operation of the Plan and may entrust to any such Agent specific ministerial duties under the Plan, including maintenance of separate accounts for individual Plan Participants (“Plan Accounts”), distribution of account statements to Plan Participants, and preparation and distribution of Plan materials and forms to Participants and persons eligible to participate.
c.The Administrator, with the consent of the Board, may designate a successor to serve as Administrator. All administrative costs of the Plan will be borne by the Company, except as may be expressly provided otherwise herein. The Administrator and any Agents appointed by the Administrator shall not be liable for any actions taken or determinations made by them in good faith with respect to the Plan.

5.Participation.
a.Persons eligible to participate in the Plan shall include (i) Employees, as defined in Section 5(b) below, (ii) members of the Board of the Company and members of the boards of directors of the Company’s Subsidiaries, in each case, who are not also Employees (“Directors”), (iii) members of regional and community development boards or similar advisory boards established and maintained by the Company or its Subsidiaries from time to time who are not also Employees (“Advisory Directors”), and (iv) Eligible Retirees, as defined in Section 5(c) below.
b.“Employees” eligible to participate in the Plan shall mean those regular employees of the Company or its Subsidiaries who have attained the age of eighteen (18) years and have been employed continuously by the Company or a Subsidiary for at least one (1) full month and as otherwise defined from time to time by the Committee, provided that the actual participation in the Plan of any Employee meeting such qualifications may not commence before the first day of the month following the day on which the Employee first so qualified.
c.“Eligible Retirees” eligible to participate in the Plan shall mean all Employees or Directors who retire from employment or service with the Company or its Subsidiaries while they are participating in the Plan for so long as they continue to participate in the Plan. For purposes of the preceding sentence, (i) an Employee shall be deemed to have “retired” from employment with the Company or its Subsidiaries if he or she retires from such employment under the Company’s principal retirement plan for its employees then in effect (the “Retirement Plan”) in accordance with the plan’s early retirement provisions or at (or after) normal retirement age under the plan, and (ii) a Director shall be deemed to have “retired” from service with the Company or its Subsidiaries if he or she ceases to serve as a Director of the Company and/or its Subsidiaries at or after attaining the age designated as the early retirement age under the Retirement Plan then in effect, regardless of the reason for such Director’s cessation of service. Any Eligible Retiree who elects to continue his or her Participation in the Plan after retirement will continue to be eligible for such participation, and will not lose the right to participate in the Plan, until such subsequent time as such Participant elects to terminate his or her participation or knowingly allows his or her participation to terminate, at which time the right of the Eligible Retiree to participate in the Plan will be forever relinquished and he or she will have no further right to participate or resume participation in the Plan unless and until such time as such person may subsequently re-qualify to participate in the Plan as an Employee, Director or Advisory Director. Except for the foregoing provision regarding termination of Participation, Eligible Retirees who continue to participate in the Plan following retirement will be subject to the same terms and conditions and have the same rights and privileges as other Participants, including the right to change the level of their participation from time to time.
d.Notwithstanding any other provision in the Plan to the contrary, any person who was participating in the Original Plan in any capacity at the Effective Date shall be entitled to continue to participate in the Plan, without necessarily qualifying under the Plan to participate at such time, and shall thereafter be entitled to continue participation as an Employee, Director, Advisory Director or Eligible Retiree, whatever category of Participant most nearly fits such participant’s status at such time, and subject thereafter to the terms and conditions of continuing participation applicable to such category of Participant.
e.Any eligible person who elects to commence participation in the Plan may do so by completing the prescribed participation form, indicating thereon the initial level of participation by such Participant (which may not be zero) and returning such form to the Administrator or its Agent. Participation of an Employee electing to participate will commence only as of the first day of a pay period for an Employee or, for any other Participant, upon the earliest practicable date after receipt by the Administrator or its Agent of the completed participation form, as determined by the Administrator or its Agent.

6.Participant Contributions.
a.Participants contribute to the Plan through regular contributions (“Contributions”) effected at regular intervals (generally, not less often than monthly), as determined from time to time by the Administrator and the Company. The methods by which Participants may make Contributions will be as determined from time to time by the Administrator in consultation with the Company, which methods may vary depending on the category of the Participant. In the case of participating Employees, Contributions typically will be made through regular payroll deductions. In the case of participating Directors and Advisory Directors, Contributions typically will be made through automatic conversion of fees otherwise payable to such persons, including, as appropriate, directors’ fees, committee fees, and retainer fees, or through automatic direct withdrawals from deposit accounts maintained by the Participant with one of the Company’s subsidiary banks (“Automatic Withdrawals from Deposit Accounts”). In the case of participating Eligible Retirees, Contributions typically will be made through Automatic Withdrawals from Deposit Accounts, unless such Eligible Retirees are also receiving regular payments of fees from the Company or its Subsidiaries, in which case Contributions may be made through conversion of such payments. In appropriate circumstances, the Administrator in its absolute discretion may permit other methods of effecting Contributions under the Plan. Participants determine the level of their Contributions from time to time, within limitations established by the Compensation Committee (as further discussed in Section 7 below). Participants may increase or decrease their level of Contributions in accordance with Section 7(d), provided that Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may not change the level of their Contributions to the Plan except in accordance with applicable law and Company policy.
b.No interest shall accrue on Contributions received from or on behalf of Participants under the Plan pending investment thereof in shares of Common Stock, as provided in Section 8 below. Any Contributions received and held pending investment by the Administrator or any Agent shall be held in one or more insured deposit accounts maintained by the Administrator or its Agent on behalf of Plan Participants as a group at one or more insured depository institutions selected by the Administrator in its sole discretion, which may include one or more of the Company’s subsidiary banks.

7.Limitations on Contributions.
a.The Compensation Committee may from time to time, at its discretion, establish limitations on the maximum amounts or levels and the minimum amounts or levels that may be contributed by individual Participants during a designated period (e.g., per month or per pay period) under the Plan, which limitations (the “Maximum Contribution” and the “Minimum Contribution,” respectively), may be expressed as absolute dollar amounts or by some other objective measurement (e.g., a designated percentage of salaries, fees, contract amounts or other regular payments due to the individual Participants). The Administrator may specify a single set or more than one set of such limitations (collectively, the “Contribution Limitations”) for Participants, provided that all members of any similarly-situated category of Participant shall be subject to the same set of Contribution Limitations at any given time.
b.In addition to the Contribution Limitations specified in Section 7(a) above, the Compensation Committee may establish from time to time, at its discretion, limits on the maximum amount of Contributions made to the Plan by individual Participants that will be eligible for investment in the Common Stock of the Company at the then prevailing Discounted Price. This limitation (the “Maximum Contribution Eligible for Discount”), like the Contribution Limitations under Section 7(a) above, may be expressed as an absolute dollar amount or by some other objective measurement, and may be different for different categories of Participants, if the Compensation Committee so determines, provided that all members of any similarly situated category of Participant shall be subject to the same limitation in effect at any time. Any such Maximum Contribution Eligible for Discount established for Participants generally or for any category of

c.Participants may not be greater than, but may be less than, the Maximum Contribution then applicable to such Participants.
d.The Contribution Limitations and the Maximum Contribution Eligible for Discount, as in effect for Participants or any category of Participants from time to time, may not be waived for any individual Participant and may only be changed by the Compensation Committee, in its discretion, and not by any Agent. Any change in the Contribution Limitations or the Maximum Contribution Eligible for Discount will become effective only after reasonable prior notice thereof has been provided to Participants affected by such change and, if and to the extent legally required or deemed appropriate by the Compensation Committee, such Participants have been given the opportunity to alter their level of participation in the Plan.
e.Subject to the foregoing limitations, Participants may select their individual desired level of participation in the Plan (i.e., their Contributions) with such frequency and at such intervals as may be established by the Administrator. Changes in levels of participation by Participants shall be effected on such forms as may be determined from time to time by the Administrator or its Agent; provided that Participants who are subject to Section 16 of the Exchange Act may not change the level of their Contributions to the Plan except in accordance with applicable law and Company policy.
f.Any Participant who decreases his or her level of Participation (i.e., Contributions) to zero (0) will be treated as having terminated participation in the Plan and will not be permitted to resume participation in the Plan for one (1) full year from the end of the calendar quarter in which such termination occurred, and will be permitted to resume participation at or after such time only if such person is then serving as an Employee, Director or Advisory Director of the Company or one or more of its Subsidiaries.

8.Purchases of Shares Under the Plan.
a.The Administrator shall determine from time to time the regularly recurring dates (occurring not less often than monthly) on which Contributions from Participants will be invested in shares of Common Stock under the Plan. On each such date (an “Investment Date”), all Contributions received from or on behalf of Participants since the immediately preceding Investment Date will be collected and accumulated by the Administrator or its Agent and paid or forwarded to the Company. Such accumulated Contributions will be invested on behalf of the contributing Participants in shares of Common Stock of the Company at the Purchase Price or Prices for such shares determined as provided in Section 3 above. Shares thus purchased shall be deliverable by the Company to the Administrator or its Agent on the Investment Date or as soon as practicable thereafter.
b.All purchases of shares under the Plan on behalf of Participants will be reflected on account statements prepared and distributed to Participants by the Administrator or its Agent relating to the Plan Accounts maintained for Participants as specified in Section 9(a) below. The purchase of, and the cost basis for, shares purchased for any Participant on an Investment Date at a Discounted Price will be reflected separately on such Participant’s account statement from the purchase of, and the cost basis for, any shares that may have been purchased for the Participant on such date at the Current Market Price.
c.All shares purchased under the Plan and delivered to and subsequently held by the Administrator or its Agent will be registered on the stock transfer books and credited in the name of the Administrator or its Agent, or the nominee of either of them, until such time as such shares are transferred by the Administrator or its Agent out of the Plan Accounts of the individual Participants or sold by the Administrator or its Agent on behalf of individual Participants, in accordance with and subject to the provisions of the Plan regarding withdrawals, distributions and sales of shares out of Plan Accounts.
d.Participants will be credited with the purchase of fractional shares of Common Stock up to three decimal places (e.g., .001 of a share), subject to such limitations as may be provided elsewhere in the Plan or as the Compensation Committee or Administrator may specify regarding withdrawals, distributions, sales or the cashing out of fractional shares held in Participants’ Plan Accounts.

9.Plan Accounts, Account Statements, Shareholder Rights of Participants.
a.The Administrator will ensure that a separate Plan Account is maintained for each Participant by it or its Agent. The Administrator or its Agent may provide for procedures relative to specification by a Participant of a co-owner of the Participant’s Plan Account. The Plan Account records will reflect all contributions by or on behalf of such Participant, all purchases of shares of Common Stock under the Plan on behalf of such Participant, all dividends and other amounts paid on shares held in such Plan Account, all sales of shares held in such Plan Account by the Administrator or its service provider or other Agent, and all withdrawals of shares or funds from such Plan Account.

b.Participants will receive monthly account statements from the Administrator or its Agent as well as all notices and proxy materials for meetings of Company shareholders and all other materials distributed to Company shareholders.
c.Each Participant will have the authority to direct the Administrator or its Agent in the manner of voting the shares of Common Stock held in such Participant’s Plan Account or regarding any other action that may be taken by shareholders of the Company with respect to shares of Common Stock owned by them.

10.Withdrawal of Shares from Plan Accounts.
A Participant may elect, without terminating his or her participation in the Plan, to receive a distribution of any or all whole shares of Common Stock held in such Participant’s Plan Account not more than twice in any calendar year, by written request directed to the Administrator or its Agent. Any shares thus withdrawn and distributed to a Participant will be evidenced by one or more stock certificates, as requested by the Participant, and registered on the books of the Company in the name of the Participant or such other person or persons as the Participant may request. If a name is not specified, the shares will be registered in the name of the Participant as it appears on the records of the Plan. Any such withdrawals will require at least five (5) business days’ prior written notice to the Administrator or its Agent on the prescribed form. On or as soon as practicable following the requested effective date of such withdrawal as specified in the notice, but in any event not later than 30 days after receipt of the written request in proper form, the Administrator or its Agent will send to the requesting Participant the stock certificate or certificates evidencing the withdrawn shares. Participants subject to Section 16 of the Exchange Act may not effect such withdrawals except in accordance with applicable law and Company policy. After the effective date of any such withdrawal of shares, all dividends and other distributions and materials made or provided with respect to the withdrawn shares will be mailed directly to the registered holder of such shares.

11.Dividends.
a.All cash dividends paid on shares of Common Stock held under the Plan in the name of the Administrator or its Agent or nominee will be paid to the Administrator or its Agent or nominee and credited to the Plan Accounts of the appropriate Participants. These dividends will then be reinvested automatically in additional shares of Common Stock of the Company under the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (the “DRIP”) on the next dividend reinvestment date under the DRIP, which will not necessarily coincide with the next Investment Date under the Plan. All additional shares of Common Stock thus purchased with reinvested dividends will be credited to the Plan Accounts of the respective Participants. Participants will not receive separate accounts under the DRIP solely as a result of the reinvestment through the DRIP of cash dividends paid from time to time on the shares held in their Plan Accounts, and those Participants who maintain separate DRIP accounts without regard to their participation in the Plan will not be entitled to have the additional shares of Common Stock acquired on their behalf through the DRIP with reinvested cash dividends paid on the shares in the Plan Accounts credited to their separate DRIP accounts. Otherwise, shares purchased through the DRIP with reinvested cash dividends paid on shares held in Plan Accounts will be purchased in the same manner as all other shares purchased through the DRIP. Specifically, the purchase price for all such additional shares will be the same purchase price paid for other shares of Common Stock acquired from time to time through the DRIP on behalf of other DRIP participants, which purchase price (i) will not reflect any Discounted Price that may then apply to purchases of shares for Participants under the Plan and (ii) may not be identical to the Current Market Price of the Common Stock then determined under the Plan. In addition, any such cash dividends paid on shares held in Plan Accounts and automatically reinvested through the DRIP in additional shares on behalf of Participants will not be treated as Contributions to the Plan by such Participants for purposes of evaluating their compliance with the Contribution Limitations or the Maximum Contribution Eligible for Discount then in effect with respect to their participation in the Plan. If so requested, the Administrator or its Agent will provide to Participants free of charge a brochure and/or prospectus relating to the DRIP describing in more detail how the DRIP operates.
b.All stock dividends and stock splits paid on shares of Common Stock held in Plan Accounts of Participants will be paid to the Administrator or its Agent or nominee, as the record owner of such shares, and immediately credited to the Plan Accounts of such Participants.

12.Administrator Sale of Shares for Participants.
Any Participant (other than a Participant subject to Section 16 of the Exchange Act) may elect, not more than twice in any calendar year, to have the Administrator or its Agent, acting through such other agents or brokers as the foregoing may choose in its sole discretion, to sell some or all of the whole shares of Common Stock held in the Plan Account of such Participant, with the net proceeds of such sale, after the deduction of brokerage commissions and any transfer taxes, to be remitted by the Administrator or its Agent to the Participant. Such election shall be on such form and subject to such procedures as may be prescribed by the Administrator or its Agent. A Participant subject to Section 16 of the Exchange Act wishing to direct the Administrator or its Agent to sell shares of Common Stock held in such Participant’s Plan Account must comply with special procedures established by the Administrator or its Agent from time to time regarding such sales, and if such sales are suspended or prohibited at the time under these procedures, may not effect such sales until the suspension or prohibition is lifted.

13.Termination of Participation.
a.A Participant may voluntarily terminate his or her participation in the Plan at any time by submitting notice of such termination on a form prescribed by the Administrator or its Agent. The effective date of any such termination shall be the date specified by the Participant in the notice, which may not be earlier than the fifth business day following the date on which the notice is delivered or mailed to the Administrator or its Agent. Any election by a Participant to reduce his or her Contributions under the Plan to zero (0) will constitute a notice of termination by the Participant, effective on the fifth business day following delivery of such election to the Administrator or its Agent, unless a later effective date is specified by the Participant in the election.
b.Participation in the Plan by any Participant terminates automatically upon the death of such Participant. In addition, participation in the Plan by any Advisory Director terminates automatically upon the resignation, replacement or cessation of service of such Advisory Director.
c.On and after the effective date of any termination of participation, voluntary or automatic, no additional contributions to the Plan will be accepted from or on behalf of the terminating Participant. Any person whose participation in the Plan has terminated may not resume participation in the Plan for one (1) full year from the end of the calendar quarter in which the termination becomes effective, and may resume participation on or after such date only if such person is then eligible to participate by virtue of then qualifying to participate as an Employee, Director or Advisory Director of the Company and/or one or more of its Subsidiaries.
d.Upon termination of a Participant’s participation in the Plan, the Plan Account of the Participant typically will be terminated and the assets in the Plan Account will be distributed to the Participant. Any such distribution will be effected in one of three methods identified below, as selected in writing by the Participant, or in the event of the death of the Participant, by his or her successor, heir or the administrator of his or her estate, as the case may be (any such, the “personal representative” of the Participant), on an account distribution form obtained from the Administrator or its Agent. Terminating Participants who fail to properly select a distribution method will have the assets in their Plan Account distributed in accordance with the first method set forth below in subparagraph (i). The three options are as follows:
i.Distribution of Shares. The Administrator or its Agent will (a) issue to the Participant or the Participant’s personal representative one or more stock certificates for all of the whole shares of Common Stock in the Plan Account, and (b) sell any fractional shares in the Plan Account and remit the net proceeds to the Participant or the Participant’s personal representative.
ii.Sale of Shares and Distribution of Proceeds. The Administrator or its Agent will sell on the Participant’s behalf all of the whole shares and any fractional shares in the Plan Account and remit the net proceeds to the Participant or the Participant’s personal representative.
iii.Transfer of Account to the DRIP. The Administrator will transfer all of the whole shares and any fractional shares in the Plan Account to an account in the DRIP in the name of the Participant. If a DRIP account already exists in the name of the Participant, the shares will be transferred to that account; otherwise, a new account under the DRIP will be opened in the Participant’s name.
e.If, in connection with any termination and distribution of a Participant’s Plan Account pursuant to Section (d) above, the Administrator or its Agent sells any whole or fractional shares in the Plan Account, the sale will occur in connection with the next regularly scheduled sale of shares for Participants by the Administrator or its Agent, in accordance with procedures established from time to time by the Administrator for such sales.
f.In connection with any termination or distribution of a Participant’s Plan Account pursuant to Section (d) above, any cash held in the Plan Account, including cash awaiting investment, will be remitted by the Administrator or its Agents to the Participant or the Participant’s personal representative.
g.Notwithstanding Sections 13(d) and (e) above, if the Compensation Committee so determines from time to time in its sole discretion, Participants terminating their participation in the Plan who meet certain requirements established by the Compensation Committee may be permitted, if they so elect, to retain their Plan Accounts following such termination, for such period of time and subject to such conditions as the Compensation Committee may determine. During any such period of continuing account holding on behalf of terminated Participants, the account holders shall have such rights with respect to the shares held on their behalf in their Plan Accounts as the Compensation Committee may determine, provided that the ability of such account holders to resume participation in the Plan by resumption of cash Contributions to the Plan by them or on their behalf shall be subject to the express provisions of the Plan regarding such resumption.
h.Notwithstanding Sections 13(d) and (e) above, Participants who are subject to Section 16 of the Exchange Act at the time of termination and distribution of their Plan Accounts may be subject to special restrictions and procedures with regard to their obtaining the shares and other assets held in their Plan Accounts, as such restrictions and procedures may be established by the Compensation Committee or Administrator from time to time in light of applicable laws and regulations pertinent to such individuals and their transactions in the Common Stock and Company policy.

14.Bifurcation of Plan.
It is the intent of the Company that the purchase and sale of shares of Common Stock under the Plan by or on behalf of Participants who are or may be subject to Section 16 of the Exchange Act (“Insiders”) will be structured and conducted so as to render such purchases and sales exempt, to the extent possible, from the reporting obligations of Insiders under Section 16(a) of the Exchange Act and any liability of the Insiders under Section 16(b) of the Exchange Act. In furtherance of this goal, the Compensation Committee is authorized, in its discretion, to adopt such additional procedures and to establish such additional terms and conditions relevant to participation by Insiders in the Plan generally so as to qualify such Insiders’ transactions as exempt under the rules and regulations promulgated by the Securities and Exchange Commission under said Section 16, specifically including Rule 16b-3. Included, without limitation, in the measures that the Compensation Committee is authorized to take in order to achieve such purpose are the following:
i.the establishment of additional limits on Insiders’ ability to purchase and sell shares under the Plan, including prohibitions or suspensions of certain sales and purchases;
ii.prohibiting certain Insiders from participating altogether in the Plan (e.g., Insiders who are or become 5% shareholders);
iii.limiting the ability of Insiders to purchase shares under the Plan for certain periods of time at a Discounted Price or at a Purchase Price lower than a defined “target price;” and
iv.segregating the participation of Insiders under the Plan from the participation of non-Insiders, in whole or in part, by establishment of separate sub-plans or the bifurcation of the general Plan into two or more plans, operating independently of one another to the extent necessary to exempt Insiders’ transactions from Sections 16(a) and 16(b).
Any such measures adopted by the Compensation Committee will be structured to the extent possible so as to provide Insider Participants with benefits similar to, but not materially greater than, benefits then available to non-Insider Participants.

15.Miscellaneous.
a.Expiration, Termination, Amendments. The Plan shall continue in effect until all of the shares of Common Stock reserved under the Plan (as adjusted pursuant to Section 2) have been purchased, unless otherwise terminated earlier as contemplated below. The Board in its sole discretion may amend or terminate the Plan at any time, provided that any such amendment or termination may not adversely affect the rights or interests of any Participant with respect to the shares of Common Stock or other assets then held in such Participant’s Plan Account without the express consent of such Participant, and provided further that any such amendment requiring the approval of shareholders of the Company under any applicable law or regulation, including the rules and regulations of the Securities and Exchange Commission and National Securities Exchange, will not become effective unless and until such shareholder approval shall have been obtained.
b.No Right to Continued Service. An individual Participant’s right, if any, to continue to serve the Company or any Subsidiary in any capacity, including as an Employee, Director, or Advisory Director, shall not be enhanced or otherwise affected by such individual’s participation in the Plan.
c.Governing Law. The provisions of the Plan shall be construed in accordance with, and governed by, the laws of the State of New York without reference to applicable conflict of laws provisions, except insofar as such provisions may be expressly made subject to the laws of any other state or federal law.
d.Successors. All obligations of the Company in connection with the Plan shall be binding on any successor to the Company.

e.Beneficiaries. No right or benefit under the Plan may be transferred by any Participant to any other party, except upon such Participant’s death and then only pursuant to the terms of a will or other binding instrument governing the transfer of Participant’s assets upon death or the laws of descent and intestacy. All rights and benefits of participation may be exercised only by the Participant during his or her lifetime. In accordance with the procedures determined by the Administrator, if any, a Participant may file with the Administrator or its Agent a written designation of a beneficiary who is to receive any shares and/or cash, if any, from the Participant's Plan Account upon such Participant's death.
f.Shareholder Approval. The Plan, in order to become effective, must be approved by the affirmative vote or written consent of shareholders of the Company holding at least that number of shares required to constitute such approval under all applicable laws and regulations, including the listing requirements and other regulations promulgated by any applicable National Securities Exchange. If not thus approved by the shareholders, the Plan shall be null and void and of no force and effect, and the Original Plan shall continue in effect in accordance with its terms.

* * *

ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: PETER J. LAREAU
250 GLEN STREET
GLENS FALLS, NY 12801

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AROW2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34694-P50167

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the following **four (4) persons as Class B directors for a term of three (3) years**, each to serve until his or her successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Michael B. Clarke
02) David G. Kruczlnicki
03) Thomas J. Murphy
04) Raymond F. O'Conor

To elect the following **one (1) person as a Class A director for a term of two (2) years**, to serve until his successor has been duly elected and qualified:

05) Gregory J. Champion

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on an advisory basis, a resolution relating to the 2020 compensation for our named executive officers (i.e., the "Say on Pay" vote).	☐	☐	☐
3. Approval of the Arrow Financial Corporation Amended and Restated 2011 Employee Stock Purchase Plan.	☐	☐	☐
4. To ratify the appointment of the independent registered public accounting firm **KPMG LLP** as the Company's independent auditor for the fiscal year ending December 31, 2021.	☐	☐	☐

5. To transact such other business as may properly come before the 2021 Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D34695-P50167

ARROW FINANCIAL CORPORATION
Annual Meeting of Shareholders
May 5, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) David Kaiser and Andrew Wise, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/AROW2021, at 10:00 a.m. EDT on Wednesday, May 5, 2021, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. **If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Proposal 1 and (b) "FOR" Proposals 2, 3 and 4**. This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Continued and to be signed on reverse side